Execution Copy

Exhibit 10.2

ASSET PURCHASE AGREEMENT (FOCUS)

by and among

FOCUS HEALTHCARE, LLC

and the other Sellers named herein,

as Sellers,

and

HORIZON HEALTH CORPORATION,

as Purchaser

Dated as of December 9, 2005

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2.25	Experimental Procedures	34
2.26	Medical Staff; Physician Relations	34
2.27	Solvency	34
2.28	No Brokers or Finders	34
2.29	Improper Payments	34
2.30	No Misrepresentations	34

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER		35
3.1	Authority	35
3.2	Authorization/Execution	35
3.3	Organization and Good Standing; No Violation.	35
3.4	Brokers and Finders	35
3.5	Due Diligence	36
3.6	Financial Ability	36
3.7	No Misrepresentations	36

ARTICLE 4 COVENANTS OF SELLERS		36
4.1	Access and Information; Inspection Period	36
4.2	Conduct of Business	37
4.3	Negative Covenants	37
4.4	Consents	38
4.5	Additional Financial Information	38
4.6	No-Shop	38
4.7	Sellers’ Efforts to Close	39
4.8	Notification; Updating of Disclosure Schedules	39
4.9	Facility Repairs	39
4.10	Delaware Facility Remediation	39
4.11	Payment of Taxes	39
4.12	Cooper City Prime Lease	39
4.13	Required Approvals; Other Actions	40

ARTICLE 5 COVENANTS OF PURCHASER		40
5.1	Purchaser’s Efforts to Close	40
5.2	Confidentiality	40
5.3	Waiver of Bulk Sales Law Compliance	41
5.4	Required Approvals; Other Actions	41
5.5	Financing	41

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		42
6.1	Accuracy of Representations and Warranties	42
6.2	Purchaser’s Performance	42
6.3	Governmental Authorizations	42
6.4	Other Consents	42
6.5	Unfavorable Action or Proceeding	42
6.6	Signing and Delivery of Instruments	42
6.7	Simultaneous Closing Under Lighthouse Purchase Agreement	42

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ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		43
7.1	Accuracy of Representations and Warranties	43
7.2	Seller’s Performance	43
7.3	Governmental Authorizations	43
7.4	Unfavorable Action or Proceeding	43
7.5	Required Consents	43
7.6	No Material Adverse Change	43
7.7	Disclosure Schedules	43
7.8	Real Property Title Matters	44
7.9	Milestones Program Agreement	44
7.10	Facility Repairs	44
7.11	Delaware Remediation	44
7.12	APE Contracts	44
7.13	Signing and Delivery of Instruments	44
7.14	Simultaneous Closing Under Lighthouse Purchase Agreement	44

ARTICLE 8 TERMINATION		45
8.1	Termination	45
8.2	Effect of Termination; Other Matters	45

ARTICLE 9 POST-CLOSING MATTERS		47
9.1	Excluded Assets and Excluded Liabilities	47
9.2	Preservation and Access to Records After the Closing	47
9.3	Provision of Benefits of Contracts and Leases	48
9.4	Misdirected Payments, Etc	48
9.5	Government Receivables	48
9.6	Termination Cost Reports	49
9.7	Change of Sellers’ Name	49
9.8	Other Actions	49

ARTICLE 10 SURVIVAL AND INDEMNIFICATION		50
10.1	Survival	50
10.2	Indemnification and Reimbursement by Sellers	51
10.3	Indemnification and Reimbursement by Purchaser	51
10.4	Limitations On Amount	52
10.5	Limitations	52
10.6	Escrow	53
10.7	Third-Party Claims	53
10.8	Other Claims	55

ARTICLE 11 TAX AND COST REPORT MATTERS		55
11.1	Tax Matters; Allocation of Purchase Price	55
11.2	Cost Report Matters	56

ARTICLE 12 MISCELLANEOUS PROVISIONS		57
12.1	Entire Agreement	57
12.2	Further Assurances	57

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12.3	Assignments, Successors and No Third Party Rights	57
12.4	Governing Law	58
12.5	Amendments	58
12.6	Notices	58
12.7	Headings	59
12.8	Confidentiality and Publicity	59
12.9	Expenses and Attorneys’ Fees	59
12.10	Severability	60
12.11	Execution of Agreement	60
12.12	Seller Obligations	60
12.13	Enforcement	60
12.14	Waiver; Remedies Cumulative	60
12.15	Waiver of Jury Trial	61

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LIST OF EXHIBITS

EXHIBIT	DESCRIPTION

A	Closing Date Escrow Agreement

B-1 and B-2	Forms of Bills of Sale

C	Opinion of Counsel for Sellers

D	Form of Limited Powers of Attorney

E	Opinion of Counsel for Purchaser

F-1, F-2, F-3 and F-4	Title Commitments

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LIST OF SCHEDULES

SCHEDULE	DESCRIPTION

1.2(a)	Real Property

1.2(b)	Personal Property

1.2(d)	Leases

1.2(e)	Contracts

1.2(m)	Trade Names

1.3(b)	Excluded Contracts

1.3(m)	Excluded Assets

1.4(f)	Other Assumed Liabilities

1.12	Net Assets

2.3(a)	Organization and Good Standing

2.3(b)	Subsidiaries

2.3(c)	Seller Consents/Conflicts

2.4(a)	Financial Statements

2.4(e)	Financial Statement Matters; Changes Affecting Business

2.4(f)	Financial Statement Matters; Current Liabilities

2.5(b)	Tax Matters

2.6	Material Contracts

2.7(a)	Title Matters; Condition of Property

2.7(c)	Real Property Leases

2.7(d)	Title Matters; Leases

2.8	Intangible Property

2.9	Legal Proceedings

2.11	Insurance/Claims

2.12(a)	Employees

2.13(a)	Employee Plans

2.14	Affiliate Transactions

2.17	Payor Contracts

2.19	Environmental Matters

2.21(a)	Accreditation

2.21(b)	Uncorrected Deficiencies

2.21(c)	Facility Provider and Supplier Numbers

2.21(d)	Cost/Other Report Matters

2.21(e)	Facility Reviews

2.21(g)	Certain Compliance Matters

2.26	Medical Staff Matters

4.9	Facility Repairs

6.4	Other Consents

7.5	Required Consents

7.8(b)	Real Property Title Matters

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TABLE OF DEFINED TERMS

Term	Page
Accounting Firm	16
Accounts Receivable	6
Affiliate	2
Agency Settlements	57
Aggregate Damage	17
Agreement	1
Allocation Schedule	56
Anti-Kickback Law	2
Antitrust Laws	2
APE	28
Assets	5
Assignment of Lease	14
Assumed Liabilities	8
Base Net Assets	15
Bills of Sale	12
Closing	12
Closing Date	12
Closing Date Escrow Agreement	12
Closing Date Escrow Deposit	12
Closing Date Net Assets	16
Closing Date Net Assets Calculation	17
Closing Purchase Price Payment	12
Code	23
Commonly Controlled Entity	29
Confidential Information	41
Contract and Lease Consents	13
Contracts	6
Control	2
Controlled By	2
Controlling	2
Cooper City Prime Lease	40
Cooper City Sublease	14
Current Assets	15
Current Liabilities	15
Damages	51
Delaware Facility	13
Delaware Remediation	40
Designee	58
Disclosure Schedules	3
Document Retention Period	47
DOJ	40
Effective Time	12

Environmental Laws	30
ERISA	29
Escrow Agent	11
Escrow Agreement	3
Estimated Net Assets	15
Excluded Assets	7
Excluded Contracts	6
Excluded Liabilities	9
Execution Date	1
Execution Date Escrow Agreement	11
Execution Date Escrow Deposit	11
Extension Escrow Deposit	46
Facilities	1
Facility Repairs	40
Facility Worker	3
False Claims Act	3
Final Net Assets Settlement Amount	17
Final Net Assets Settlement Date	17
Focus FL	5
Focus FL Apartment Leases	26
FTC	40
GAAP	3
Government Programs	6
Government Receivables	6
Governmental Approvals	3
Highpoint LLC	5
HSR Act	2
HUD	3
HUD Loan	3
immediate family member	3
Indemnified Person	54
Indemnifying Person	54
Independent Consultant	18
Intangible Property	27
Interim Balance Sheet Date	22
Interim Balance Sheets	22
Inventory	6
JCAHO	32
Knowledge of Sellers	3
Leases	6
Legal Requirement	3
Letter of Intent	3
Licenses	6
Liens	13
Lighthouse Entities	1
Lighthouse Purchase Agreement	1
LOI Deposit	12

Material Adverse Change	4
Material Adverse Effect	4
Material Contract	25
Material Interest	4
Net Assets	15
Net Assets Adjustment Amount	16
Noncompetition Agreements	11
Owner	4
Parties	1
Party	1
Permitted Encumbrances	26
Person	4
Personal Property	6
Plan	29
Powers of Attorney	13
Prepaids	6
Proceeding	4
Purchase Price	11
Purchaser	1
Purchaser Indemnified Persons	51
Real Property	6
Real Property Leases	26
Related Person	4
Right of First Refusal Agreements	11
Seller APE Leases	28
Seller Cost Reports	50
Seller Representative	20
Sellers	5
Specified Representations	5
Stark Law	5
Submittal Date	19
Successor Representative	20
Tax	23
Tax Return	23
Taxes	23
Third-Party Claim	5
Title Commitments	26
Title Policies	44
under common control with	2
WARN Act	30

ASSET PURCHASE AGREEMENT (FOCUS)

This ASSET PURCHASE AGREEMENT (FOCUS) (this “Agreement”) is made and entered into as of the 9th day of December, 2005 (the “Execution Date”), by and among FOCUS HEALTHCARE, LLC, a California limited liability company, the other SELLERS (as defined herein) and HORIZON HEALTH CORPORATION, a Delaware corporation whose chief executive office is located in Lewisville, Texas (“Purchaser”). Sellers and Purchaser are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

R E C I T A L S:

A. Sellers own and operate the following behavioral health facilities (the “Facilities”):

(i)	Focus Healthcare of Delaware d/b/a Meadowood Behavioral Health System, a fifty-three (53) licensed bed freestanding behavioral health facility located in New Castle, Delaware;

(ii)	Focus Healthcare of Florida, a licensed freestanding behavioral health facility consisting of sixty-two (62) licensed beds located at a location owned and operated by Sellers in Cooper City, Florida and twenty-two (22) licensed beds that are leased and operated by Sellers at a separate location in Cooper City, Florida;

(iii)	Focus Healthcare of Georgia d/b/a Focus-by-the-Sea, a one hundred one (101) licensed bed freestanding behavioral health facility located on St. Simons Island, Georgia; and

(iv)	Focus Healthcare of Ohio, a forty-two (42) licensed bed behavioral health facility located in Maumee, Ohio.

B. Purchaser desires to purchase from Sellers, and Sellers desire to sell and transfer to Purchaser, all of the real property and other assets owned by any Seller, other than certain excluded assets specified herein, for the consideration and upon the terms and conditions contained in this Agreement.

C. Simultaneous with the execution and delivery of this Agreement by the Parties, Lighthouse Care Centers, LLC and certain entities related to it, as sellers (Lighthouse Care Centers, LLC and such other entities, collectively, the “Lighthouse Entities”), and Purchaser, as purchaser, have executed and delivered an Asset Purchase Agreement (Lighthouse) (the “Lighthouse Purchase Agreement”) providing for the sale to Purchaser by the Lighthouse Entities of certain assets of the Lighthouse Entities simultaneously with the consummation of the Closing under this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS; SALE AND TRANSFER OF ASSETS;

CONSIDERATION; CLOSING; OTHER MATTERS

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context hereof otherwise requires,

(a) the terms used in this Agreement include the plural as well as the singular;

(b) all accounting terms used but not otherwise defined herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP;

(c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the main body of this Agreement;

(d) pronouns of either gender or neuter include, as appropriate, the other pronoun forms;

(e) the words “including” and “include” are deemed to be followed by the words “without limitation”;

(f) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular Article, Section or other subdivision;

(g) “or” is used in the inclusive sense of “and/or”;

(h) “Affiliate” of a specified Person means any other Person directly or indirectly controlling, controlled by or under common control with the specified Person. The term “control” (including the terms “controlling,” “controlled by“ and “under common control with“) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(i) “Anti-Kickback Law“ means 42 U.S.C. § 1320a-7b(b) and any rules or regulations promulgated thereunder;

(j) “Antitrust Laws“ means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act“), the Federal Trade Commission Act, as amended, and all other laws, rules, regulations and other legal requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

(k) “Disclosure Schedules” means the Schedules that are identified on the cover page thereof as “Sellers Disclosure Schedule” and attached to this Agreement;

(l) “Escrow Agreement” means the Execution Date Escrow Agreement or the Closing Date Escrow Agreement;

(m) “Facility Worker” means any individual who provides services to any Seller at or in connection with the operation of any Facility pursuant to an employee leasing agreement between the employer of such individual and any Seller;

(n) “False Claims Act” means 31 U.S.C. § 3729 et. seq. and any rules or regulations promulgated thereunder;

(o) “GAAP” means United States generally accepted accounting principles, as applied on a basis consistent with past practice;

(p) “Governmental Approvals” means all consents, approvals, authorizations, clearances, certificates of need, licenses and permits required to be obtained from governmental or regulatory agencies, authorities or bodies that are required for the consummation of the transactions contemplated by this Agreement;

(q) “HUD Loan” means that certain Mortgage Note dated September 6, 2001, in the original principal amount of $7,284,500 from Delaware Investment Associates, LLC, a Delaware limited liability company, as maker, payable to the order of AMI Capital, Inc., a Delaware corporation, as payee, which is insured by the U.S. Department of Housing and Urban Development (“HUD“) and secured by the Mortgage between Delaware Investment Associates, LLC and AMI Capital, Inc., dated September 6, 2001, and recorded on September 6, 2001 in the Office of the Recorder of Deeds in and for New Castle County, State of Delaware, in Instrument No. 20010906-0073583;

(r) “immediate family member” has the meaning given to such term in 42 C.F.R. §411.351;

(s) “Knowledge of Sellers”, and similar variations thereof (including any reference to the “Knowledge” of any Seller), means the actual knowledge, as of the relevant date, of Byron DeFoor, Chuck Jabaley, Nelson Bowers, Neil Campbell or Mark Schneider after reasonable inquiry by them of Joe Hartl, Chief Financial Officer of Focus Healthcare, LLC, and the administrator of each Facility;

(t) “Legal Requirement” means any federal, state, local or other constitution, treaty, statute, code, ordinance, law, principle of common law, or written rule or regulation;

(u) “Letter of Intent” means the amended and restated letter of intent dated October 25, 2005, as amended by letter dated November 30, 2005 and by letter dated December 7, 2005, among Purchaser, Focus Healthcare, LLC and Lighthouse Care Centers, LLC, relating to the transactions contemplated by this Agreement and the Lighthouse Purchase Agreement;

(v) “Material Adverse Change” or “Material Adverse Effect”, when used with respect to any Seller or Facility, or Sellers, means any material adverse change in or effect on such Seller or Facility, or Sellers as a whole, as applicable, other than changes or effects that are or result from occurrences relating to the United States economy generally, the United States health care industry generally or any usual and customary seasonal variations or fluctuations in the occupancy rate of any Facility or the receivables of Sellers;

(w) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person;

(x) “Owner” means (i) each Seller, (ii) each Lighthouse Entity, (iii) each party to a Right of First Refusal Agreement, other than Purchaser, and (iv) each Person that directly, or indirectly through one or more intermediaries, owns an equity security or other equity interest in any Person listed in any of the preceding clauses (i), (ii) or (iii);

(y) “Person” means any natural person, partnership, corporation, limited liability company, association, government, governmental agency, governmental authority, governmental body, governmental or political subdivision, trust or other legal entity;

(z) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any government, governmental agency, governmental authority or body, court or arbitrator;

(aa) “Related Person” means:

With respect to a particular individual:

(i) each immediate family member of such individual;

(ii) any Person that is directly or indirectly controlled by such individual or any one or more immediate family members of such individual;

(iii) any Person in which such individual or any one or more immediate family members of such individual holds (individually or in the aggregate) a Material Interest; and

(iv) any Person with respect to which such individual or any one or more immediate family members of such individual serves as a manager, director, executive officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(v) any Person that is an Affiliate of such specified Person;

(vi) any Person that holds a Material Interest in such specified Person;

(vii) each Person that serves as a manager, director, executive officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(viii) any Person in which such specified Person holds a Material Interest; and

(ix) any Person with respect to which such specified Person serves as a manager, general partner or trustee (or in a similar capacity).

(bb) “Sellers” means, collectively, (i) Focus Healthcare, LLC, a California limited liability company, (ii) Focus Healthcare of Delaware, LLC, a Delaware limited liability company, (iii) Focus Healthcare of Florida, LLC, a Delaware limited liability company (“Focus FL”), (iv) Focus Healthcare of Georgia, LLC, a Georgia limited liability company, (v) Focus Healthcare of Ohio, LLC, a Delaware limited liability company, (vi) Delaware Investment Associates, LLC, a Delaware limited liability company and (vii) Highpoint Investment Associates, LLC, a Delaware limited liability company (“Highpoint LLC“); “Seller” means any of the Sellers individually;

(cc) “Specified Representations” means any representation or warranty in either of Sections 2.5 or 2.21;

(dd) “Stark Law” means 42 U.S.C. § 1395nn and the rules or regulations promulgated thereunder; and

(ee) “Third-Party Claim” means any claim against any Indemnified Person by a Person that is not a Party, whether or not involving a Proceeding.

Other capitalized terms used in this Agreement have the respective meanings assigned to such terms elsewhere in this Agreement. For ease of reference, the page containing the definition of each such capitalized term is listed in the table of defined terms included elsewhere as a part of this Agreement.

1.2 Transfer of Seller Assets. Subject to Section 12.3(b), at the Closing, but effective as of the Effective Time, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of any Liens other than Permitted Encumbrances, and Purchaser shall acquire, all right, title and interest in and to all assets and properties of Sellers, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, whether owned collectively by one or more Sellers or individually by any Seller (collectively, the “Assets”), including the following:

(a) all of the real property owned by any Seller, including the real property described in Schedule 1.2(a), together with all buildings, improvements and fixtures located thereon and all construction in progress thereon (collectively, the “Real Property”);

(b) all equipment, furniture, fixtures, machinery, vehicles, office furnishings, leasehold improvements, and other tangible personal property owned by any Seller, including the items listed in Schedule 1.2(b) (the “Personal Property”);

(c) all rights of any Seller, to the extent assignable or transferable, to all licenses, permits, approvals, certificates of need, certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to any Seller (the “Licenses”);

(d) subject to Section 9.3, the entire interest of each Seller in all leases listed in Schedule 1.2(d) pursuant to which any Seller, as lessee, leases any personal property, and all leases of personal property executed by any Seller on or after the Execution Date which Purchaser hereafter agrees in writing to accept (collectively, the “Leases”);

(e) subject to Section 9.3, the entire interest of each Seller in and to all contracts and agreements listed in Schedule 1.2(e) and all contracts and agreements executed by any Seller on or after the Execution Date which Purchaser hereafter agrees in writing to accept (the “Contracts”); provided, however, the term “Contracts” as used in this Agreement shall exclude all other contracts and agreements of any Seller (the “Excluded Contracts”), including contracts listed in Schedule 1.3(b);

(f) all accounts, notes, interest and other receivables of any Seller, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables arising from the rendering of services or the provision of medicine, drugs or supplies to patients at any Facility, billed and unbilled, recorded and unrecorded, for services provided by or on behalf of any Seller (the “Accounts Receivable”); provided, however, that the Accounts Receivable shall not include (i) any accounts or receivables arising from the rendering of services or provision of medicine, drugs or supplies to patients at any Facility, billed or unbilled, recorded or unrecorded, for services provided by any Seller prior to the Effective Time and relating to any Federal health care program as such term is defined in 42 U.S.C. § 1320a-7b(f) (the “Government Programs”) or any other third-party payor, which by law are not assignable, (ii) any rights of any Seller to settlements and retroactive adjustments, if any, for cost reporting periods ending on or prior to the Closing Date (whether open or closed) arising from or against any Government Programs or other third-party payor programs that settle on a cost-report basis, and (iii) any right to receive disproportionate share payments or enhanced payments from any Government Program (subsections (i), (ii) and (iii) above, collectively the “Government Receivables”);

(g) all advance payments, prepayments, prepaid expenses, deposits and the like of any Seller which exist as of the Closing Date (the “Prepaids”);

(h) all inventories of supplies, drugs, food, janitorial and office supplies, and other disposables and consumables of any Seller (the “Inventory”);

(i) all documents, records, policy and procedure manuals, compliance programs, staff bylaws, operating manuals, files and computer software owned or used by any Seller, including all patient records, medical records, employee records, financial records, equipment records, construction plans and specifications, and medical and administrative libraries;

(j) to the extent assignable, all rights in all warranties of any builder, manufacturer or other Person in favor of any Seller;

(k) all goodwill and other intangible assets used or useful in connection with the business of any Seller or Facility;

(l) subject to the provisions of Section 1.13, all insurance proceeds arising in connection with property damage to or destruction of any assets of any Seller occurring after the Execution Date and prior to the Effective Time, to the extent not expended on the repair, restoration or replacement of such assets that are transferred to Purchaser at the Closing hereunder;

(m) all of Sellers’ rights in (i) all names, symbols, telephone numbers (and related listings and advertisements), facsimile numbers, domain names, trademarks, trade names, service marks and copyrights used with respect to the operation of any Facility, (ii) the items listed in Schedule 1.2(m), (iii) all variants of any items referred to in the preceding clauses (i) or (ii), (iv) the internet websites www.focushealthcare.com and www.focushighpoint.com maintained by any Seller and all content and information included thereon, and (v) all rights to the use of, and all common law trademark and other rights and all goodwill associated with, any item referred to in the preceding clauses (i), (ii), (iii) or (iv);

(n) to the extent transferable, all rights of any Seller with respect to any Medicare, Medicaid and other third-party provider or supplier numbers; and

(o) all other assets of any Seller;

provided, however, that the Assets shall not include the Excluded Assets.

1.3 Excluded Assets. Notwithstanding anything to the contrary in Section 1.2, the following assets (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the Closing:

(a) all cash and cash equivalents of any Seller;

(b) the Excluded Contracts other than the Leases, including those Excluded Contracts listed in Schedule 1.3(b);

(c) the Government Receivables;

(d) all documents, records, correspondence, work papers and other documents relating to the Seller Cost Reports or Agency Settlements;

(e) all records of any Seller relating to the Excluded Assets or the Excluded Liabilities to the extent that Purchaser does not need the same in connection with the ongoing activities of the Facilities, the Assets, or the Assumed Liabilities, as well as all records which by law any Seller is required to maintain in its possession;

(f) any reserves or prepaid expenses to the extent related to the Excluded Assets or the Excluded Liabilities;

(g) all limited liability company minute books of any Seller;

(h) all limited liability company membership interests or other equity interests in any Seller;

(i) all claims, rights, causes of action and chooses in action relating to the Excluded Assets or the Excluded Liabilities;

(j) all rights of any Seller under or pursuant to this Agreement;

(k) all assets located at or used exclusively in connection with the behavioral health facilities subject to the Right of First Refusal Agreements or located at the Sellers’ corporate headquarters in Chattanooga, Tennessee, except for any computer servers or software servicing any of the Facilities;

(l) all retrospective adjustment payments received from third-party payors, including Medicare and Medicaid, for services rendered to patients of the Facilities at or prior to the Effective Time, except to the extent included as a Current Asset in the Closing Date Net Assets Calculation; and

(m) all other assets specifically listed in Schedule 1.3(m).

1.4 Assumed Liabilities. Subject to the terms and conditions of this Agreement, including Section 9.3, at the Closing, but effective as of the Effective Time, Purchaser shall assume and agree to discharge, pay or perform only the following liabilities and obligations of Sellers (collectively, the “Assumed Liabilities”):

(a) liabilities and obligations of any Seller under the Contracts, but only to the extent such liabilities and obligations either (i) arise after the Effective Time, or (ii) are specifically included as Current Liabilities in the Closing Date Net Assets Calculation; provided, however, that the Assumed Liabilities do not include any liability or obligation arising out of or relating to any breach or default by any Seller that occurred at or prior to the Effective Time;

(b) liabilities and obligations of any Seller under the Leases, but only to the extent such liabilities and obligations either (i) arise after the Effective Time, or (ii) are specifically included as Current Liabilities in the Closing Date Net Assets Calculation; provided, however, that the Assumed Liabilities do not include any liability or obligation arising out of or relating to any breach or default by any Seller that occurred at or prior to the Effective Time;

(c) Sellers’ accounts payable and other current liabilities, but only to the extent specifically included as Current Liabilities in the Closing Date Net Assets Calculation;

(d) Sellers’ obligations and liabilities as of the Closing Date in respect of accrued, unpaid vacation and sick pay of all Facility Workers who are leased to Purchaser by APE as of the Closing Date, and related taxes, but only to the extent specifically included as Current Liabilities in the Closing Date Net Assets Calculation;

(e) all liabilities of the maker of the HUD Loan under the terms of the HUD Loan to the extent such liabilities arise after the Effective Time (the “Assumed Indebtedness”); and

(f) any other obligations and liabilities of Sellers identified in Schedule 1.4(f), but only to the extent specifically included as Current Liabilities in the Closing Date Net Assets Calculation.

1.5 Excluded Liabilities. Notwithstanding anything to the contrary in Section 1.4, Purchaser shall not assume or become responsible for any liabilities or obligations of any Seller other than the Assumed Liabilities (the “Excluded Liabilities”), and the Excluded Liabilities shall be retained, paid, performed and discharged solely by Sellers. The Excluded Liabilities shall include:

(a) all liabilities and obligations of any Seller which are not specifically included in the Assumed Liabilities;

(b) all liabilities and obligations of any Seller arising out of or relating to any act, omission, event or occurrence connected with the use, ownership or operation of the Facilities or any of the Assets prior to the Effective Time, which are not specifically included in the Assumed Liabilities;

(c) all liabilities and obligations of any Seller to any employee of any Seller or any Facility Worker, including salary, wages, benefits, accrued unpaid vacation and sick pay and related Taxes, which are not specifically included in the Assumed Liabilities;

(d) all liabilities and obligations of any Seller arising under or in connection with or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other employee plans or benefits or Plans of any kind for any Seller’s employees or former employees, or any Facility Workers or former Facility Workers, including all liabilities and obligations of any Seller for matching contributions for eligible beneficiaries’ 401(k) plans, Section 125 plans and other Plans, and all administrative costs associated with any such Plans; in each case which are not specifically included in the Assumed Liabilities;

(e) all liabilities and obligations of any Seller under any employment, severance, retention or termination agreement with any present or former employee of any Owner or any Related Person of any Owner or with any present or former Facility Worker;

(f) all liabilities and obligations of any Seller arising out of or relating to any employee or Facility Worker grievance to the extent arising out of any facts or circumstances occurring at or prior to the Effective Time, whether or not the affected employees or Facility Workers are hired by or leased to Purchaser;

(g) all liabilities and obligations of any Seller to any Owner or to any Related Person of any Owner, except for those arising after the Effective Time under the Cooper City Sublease, and accrued insurance premiums owed to Sunland to the extent specifically included as Current Liabilities in the Closing Date Net Assets Calculation;

(h) all liabilities and obligations of any Seller relating to Seller Cost Reports with respect to periods ending at or prior to the Effective Time;

(i) all liabilities and obligations of any Seller with respect to refund, recoupment, set-off and other liabilities arising out of billings to third-party payors, including Medicare and Medicaid, for services rendered to patients of the Facilities at or prior to the Effective Time;

(j) all liabilities and obligations of any Seller for violations of any Legal Requirement, including the Anti-Kickback Law, the False Claims Act, the Stark Law and other Legal Requirements pertaining to Medicare, Medicaid or health care fraud or abuse;

(k) all liabilities and obligations of any Seller under any Contract or Lease assumed by Purchaser pursuant to Section 1.4, which liability or obligation arises after the Effective Time but arises out of or relates to any breach or default by any Seller that occurred at or prior to the Effective Time;

(l) all liabilities and obligations of any Seller under any of the Excluded Contracts;

(m) except as provided in Section 1.4(d) (relating to taxes on accrued, unpaid vacation and sick pay) or Section 1.11 (relating to proration of property taxes), all liabilities and obligations of any Seller for Taxes, including (i) any Taxes arising as a result of the operation of any Facility or other operations of any Seller, or the ownership of any Assets, prior to the Effective Time, (ii) any Taxes with respect to Sellers that arise or will arise as a result of the sale or transfer of any of the Assets pursuant to this Agreement, and (iii) any liability or obligation of any Seller to pay the Taxes of any other Person under any tax sharing, tax allocation or tax indemnity agreement or otherwise;

(n) all liabilities and obligations of any Seller arising out of or resulting from any Seller’s compliance or noncompliance with any Legal Requirement or order, injunction, judgment, decree, ruling assessment or arbitration award of any government, governmental agency, governmental authority, governmental body, court or arbitrator;

(o) all liabilities and obligations of any Seller in connection with claims of professional malpractice;

(p) all liabilities and obligations of any Seller arising out of any Proceeding pending as of the Effective Time;

(q) all liabilities and obligations of any Seller arising out of any Proceeding commenced after the Effective Time to the extent arising out of or relating to any occurrence or event happening at or prior to the Effective Time;

(r) all liabilities and obligations of any Seller for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereby; and

(s) all liabilities and obligations of any Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby.

1.6 Actions Taken on Execution Date. Concurrently with the execution and delivery of this Agreement:

(a) The Seller Representative (as the agent of Sellers), Purchaser and The Bank/First Citizens Bank, as Escrow Agent (the “Escrow Agent” ), shall execute and deliver an Execution Date Escrow Agreement (Focus) (the “Execution Date Escrow Agreement”), pursuant to which the Execution Date Escrow Deposit deposited with the Escrow Agent pursuant hereto and all earnings thereon shall be held, invested and disbursed by the Escrow Agent;

(b) Purchaser shall deposit One Million Six Hundred Seventy-Three Thousand Five Hundred Eighty-Six Dollars ($1,673,586) in escrow with the Escrow Agent pursuant to the Execution Date Escrow Agreement (the “Execution Date Escrow Deposit”);

(c) Byron DeFoor, Chuck Jabaley and Nelson Bowers shall each execute and deliver to Purchaser a Non-Competition Agreement which shall restrict certain actions of each such individual (collectively, the “Noncompetition Agreements”); and

(d) Purchaser shall enter into a Right of First Refusal Agreement with each of (i) Focus Healthcare of Tennessee, LLC and Veranda Property Investment, LLC, with respect to the behavioral health facility known as Focus Healthcare of Tennessee located in Chattanooga, Tennessee, and (ii) Knollwood Psychiatric and Chemical Dependency Center, Inc. and Knollwood Investment Associates, LLC, with respect to the behavioral health facility known as Knollwood Hospital located in Riverside, California, which agreements grant a right of first refusal to Purchaser to acquire such facilities and their related assets as further described therein for a period of eighteen (18) months, commencing as of the Effective Time (collectively, the “Right of First Refusal Agreements”).

1.7 Purchase Price. The total consideration payable for the Assets (the “Purchase Price”) shall be (a) Sixty-Three Million Eight Hundred Thirty Thousand Five Hundred Sixty-Six Dollars ($63,830,566) less the aggregate amount of the outstanding principal and unpaid accrued interest as of the Effective Time on the HUD Loan, but (i) subject to increase or decrease pursuant to Section 1.12, and (ii) subject to possible decrease pursuant to Section 4.10, and (b) the assumption of the Assumed Liabilities pursuant to Section 1.4. In accordance with Section 1.10, on the terms and subject to the conditions of this Agreement, at the Closing, subject to the adjustments contemplated by the preceding sentence, the Purchase Price shall be delivered by Purchaser to Sellers as follows:

(i) Sixty Million Four Hundred Eighty-Three Thousand Three Hundred Ninety-Four Dollars ($60,483,394) less the aggregate amount of the outstanding principal and unpaid accrued interest as of the Effective Time on the HUD Loan (the “Closing Purchase Price Payment”) by wire transfer to an account designated by the Seller Representative; provided, however, that One Hundred Thousand Four Hundred Fifteen Dollars ($100,415) of the aggregate deposit of One Hundred Fifty Thousand Dollars ($150,000) made by Purchaser pursuant to the Letter of Intent prior to the Execution Date (the “LOI Deposit”) shall be credited against and constitute payment of a like amount of the Closing Purchase Price Payment;

(ii) Three Million Three Hundred Forty-Seven Thousand One Hundred Seventy-Two Dollars ($3,347,172) (the “Closing Date Escrow Deposit”) by wire transfer to the Escrow Agent for deposit in escrow pursuant to a Closing Date Escrow Agreement (Focus) in the form attached hereto as Exhibit A to be executed and delivered at the Closing by Purchaser, the Seller Representative (as the agent of Sellers) and the Escrow Agent (the “Closing Date Escrow Agreement”); provided, however, that an amount equal to the sum of the Execution Date

Escrow Deposit made pursuant to Section 1.6(b), any Extension Escrow Deposit made pursuant to Section 8.1(f), and all earnings thereon to the Closing Date shall be credited against and constitute payment of a like amount of the Closing Date Escrow Deposit; and

(iii) the Assumed Liabilities shall be assumed by the execution and delivery of the Bills of Sale.

1.8 Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at 10:00 a.m. Central time at the offices of Strasburger & Price, L.L.P., on or before five (5) business days after the day on which the last of the conditions set forth in Articles 6 and 7 is fulfilled or waived (other than any conditions that are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time and place as Purchaser and the Seller Representative shall mutually agree upon in writing (the date on which the Closing actually occurs, the “Closing Date”). The Closing, the transfer of the Assets and the assumption of the Assumed Liabilities shall be deemed to have occurred and to be effective as of 12:01 a.m. Eastern time, on the Closing Date (the “Effective Time”).

1.9 Items to be Delivered by Sellers at Closing. Subject to Section 12.3(b), at the Closing, Sellers shall deliver to Purchaser the following items, duly executed by Sellers or the Seller Representative where appropriate and in the form provided for below or otherwise reasonably satisfactory to Purchaser and counsel for Purchaser:

(a) the Closing Date Escrow Agreement executed by the Seller Representative and the Escrow Agent;

(b) multiple forms of General Assignment, Bill of Sale and Assumption of Liabilities (Focus) as contemplated by the forms attached hereto as Exhibits B-1 and B-2 (the “Bills of Sale”);

(c) Limited Warranty Deeds with respect to the Real Property in forms reasonably satisfactory to Purchaser, which Limited Warranty Deed with respect to the Facility operated by Focus Healthcare of Delaware, LLC shall reflect that such Real Property (the “Delaware Facility“) is thereby conveyed subject to the HUD Loan and the Permitted Encumbrances securing the HUD Loan;

(d) original certificates of existence and good standing, or comparable status, of each Seller, issued by the state of each such Seller’s organization and each state in which such Seller operates a Facility or owns any of the Real Property, as applicable, dated no earlier than a date which is fourteen (14) calendar days prior to the Closing Date;

(e) an opinion of counsel for Sellers substantially as described in Exhibit C attached hereto;

(f) a certificate of Sellers, executed by a duly authorized officer of each Seller, certifying to Purchaser that (i) all the representations and warranties of Sellers contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, and (ii) Sellers have performed or complied with the covenants and agreements required of Sellers set forth in this Agreement to be performed or complied with by the Closing Date;

(g) a certificate of Sellers, executed by a duly authorized officer of each Seller, certifying to Purchaser (i) the incumbency of the officers of the respective Sellers on the Execution Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement or any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the members or managers, as applicable, of the respective Sellers authorizing (A) the transfer of the Assets and Assumed Liabilities to Purchaser and (B) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Sellers, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(h) complete releases (or bank release letters in a form reasonably acceptable to Purchaser) of any and all pledges, liens, mortgages, security interests, restrictions, easements, conditions, covenants, charges, licenses, leases and other encumbrances of any nature whatsoever (collectively, “Liens”) with respect to the Assets, including the real property matters described in Section 7.8, other than Permitted Encumbrances;

(i) payment of the premiums, costs and charges relating to the Title Policies in the amount required to be paid by Sellers hereunder and payment of all other Taxes, fees and expenses required to be paid by Sellers pursuant to Sections 4.11 and 12.9, to the extent determinable at Closing;

(j) multiple forms of Limited Power of Attorney for use of Pharmacy Licenses, DEA and Other Registration Numbers, and DEA Order Forms (Focus) for each Facility, substantially in the form of Exhibit D attached hereto (the “Powers of Attorney”);

(k) all consents to the assignment of the Contracts and the Leases from third parties required to assign the Contracts and Leases to Purchaser without violation or breach of the Contract or Lease in question (the “Contract and Lease Consents”), except for those Contracts and Leases as to which the provisions of clauses (a) or (b) of the first sentence of Section 7.5, and the provisions of the second sentence of Section 7.5, if applicable to the Contract or Lease in question, have been satisfied;

(l) evidence of the assignment of the Cooper City Prime Lease as described in Section 4.12;

(m) an Assignment and Assumption of Real Estate Lease in form reasonably satisfactory to Purchaser and the Seller Representative, pursuant to which Highpoint LLC (as successor in interest to Focus FL pursuant to the assignment of the Cooper City Prime Lease described in Section 4.12) will assign its interest, as landlord, in that certain Sub-Lease dated as of December 6, 2002, by and between Focus FL and Lighthouse Care Centers (the “Cooper City Sublease”), to Purchaser or its Designee (the “Assignment of Lease”);

(n) evidence of termination, together with mutual releases by the parties thereto, of all leases of the Real Property, other than the Cooper City Sublease;

(o) possession of the tangible Assets at the respective Facilities; and

(p) such other instruments, certificates, consents, affidavits, no-change survey affidavits, or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof or which Purchaser or a title company issuing one of the Title Policies may otherwise reasonably request.

1.10 Items to be Delivered by Purchaser at Closing. Subject to Section 12.3(b), at the Closing, Purchaser shall execute and deliver or cause to be delivered to Sellers the following, duly executed by Purchaser where appropriate:

(a) the Closing Date Escrow Agreement executed by Purchaser;

(b) the Closing Purchase Price Payment in accordance with Section 1.7(i) by wire transfer to the account specified by the Seller Representative, which account the Seller Representative shall specify to Purchaser not less than three (3) business days prior to the Closing Date in writing;

(c) the Closing Date Escrow Deposit in accordance with Section 1.7(ii) by wire transfer to the Escrow Agent for deposit in escrow pursuant to the Closing Date Escrow Agreement;

(d) the Bills of Sale;

(e) original certificate of existence and good standing, or comparable status, of Purchaser, issued by the Delaware Secretary of State dated no earlier than a date which is fourteen (14) calendar days prior to the Closing Date;

(f) an opinion of counsel for Purchaser substantially as described in Exhibit E attached hereto;

(g) a certificate of Purchaser, executed by the President or any Vice President of Purchaser, certifying to Sellers that (i) all the representations and warranties of Purchaser contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, and (ii) Purchaser has performed or complied with the covenants and agreements required of Purchaser set forth in this Agreement required to be performed or complied with by the Closing Date;

(h) a certificate of Purchaser, executed by the corporate Secretary of Purchaser, certifying to Sellers (i) the incumbency of the officers of Purchaser on the Execution Date and on the Closing Date and bearing the authentic signatures of all such officers, who shall execute this Agreement or any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(i) the Powers of Attorney;

(j) the Assignment of Lease; and

(k) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof or which may be reasonably requested by the Seller Representative.

1.11 Prorations and Utilities. To the extent not included in the calculation of the Net Assets Adjustment Amount or otherwise prorated pursuant to this Agreement, at Closing, Purchaser and Sellers shall prorate (as of the Effective Time), to the extent applicable to the Assets, real estate and personal property lease payments, real estate and personal property Taxes, assessments and other similar charges against real estate, and utility charges. If accurate allocations as to such matters cannot be made at Closing because current bills are not obtainable, the Parties shall allocate such income or expense at Closing on the best available information, subject to adjustment after Closing upon receipt of the final bill or other evidence of the applicable item of income or expense. There shall be no proration of rents or other items between Purchaser and Sellers under any of the Real Property Leases, and Purchaser shall not be responsible for the security deposit, if any, deposited pursuant to any such leases nor shall any such security deposit be transferred to Purchaser.

1.12 Net Assets Adjustment.

(a) As used herein, (i) the term “Net Assets” means the amount determined by subtracting the “Current Liabilities” from the “Current Assets,” and (ii) the term “Base Net Assets” means Two Million Three Hundred Forty-Six Thousand Four Hundred Thirty Dollars ($2,346,430).

(b) At least ten (10) days prior to the Closing, the Seller Representative shall deliver to Purchaser a written determination of the Net Assets as of 11:59 p.m. Eastern Time on November 30, 2005 (“Estimated Net Assets”), which written determination shall contain reasonable detail and supporting documents showing the computation of such determination and the components of Current Assets and Current Liabilities included therein. The principles, specifications and methodologies for determining Estimated Net Assets, including the components of the Current Assets and the components of the Current Liabilities to be included therein, shall be as specified in Schedule 1.12. The “Net Assets Adjustment Amount” shall equal the difference between Estimated Net Assets and Base Net Assets. If Estimated Net Assets exceeds Base Net Assets, the Net Assets Adjustment Amount shall be added to the Closing Purchase Price Payment. If Estimated Net Assets is less than Base Net Assets, the Closing Purchase Price Payment shall be reduced by the amount of the Net Assets Adjustment Amount.

(c) Within one hundred eighty (180) days after the Effective Time, Purchaser shall deliver to the Seller Representative a written determination of the Net Assets as of 11:59 p.m. Eastern Time on the day before the Closing Date (“Closing Date Net Assets”), which written determination shall contain reasonable detail and supporting documents showing the computation of such determination and the components of Current Assets and Current Liabilities included therein. The principles, specifications and methodologies for determining Closing Date Net Assets, including the components of the Current Assets and the components of the Current Liabilities to be included therein, shall be as specified in Schedule 1.12. Each Party shall have full access to the financial books and records of the Sellers or pertaining to the Facilities to confirm or audit Closing Date Net Assets computations. If the Seller Representative disagrees with Purchaser’s determination of Closing Date Net Assets, the Seller Representative shall notify Purchaser in writing within twenty (20) days after Purchaser’s delivery of its determination of Closing Date Net Assets and state in reasonable detail the basis for such disagreement. Failure of the Seller Representative to deliver such a notice of disagreement within such twenty (20) day period shall constitute Sellers’ acceptance of Purchaser’s determination of Closing Date Net Assets as delivered to the Seller Representative under this Section 1.12(c). If the Seller Representative and Purchaser fail to agree within thirty (30) days after the Seller Representative’s delivery of notice of disagreement on the amount of Closing Date Net Assets, such disagreement shall be resolved in accordance with the procedures set forth in Section 1.12(d), which shall be the sole and exclusive remedy for resolving disputes relative to the determination of the amount of Closing Date Net Assets under this Section 1.12.

(d) In the event that the Seller Representative and Purchaser are not able to agree on the Closing Date Net Assets within thirty (30) days after the Seller Representative’s delivery of notice of disagreement pursuant to Section 1.12(c), the Seller Representative and Purchaser shall each have the right to require that such disputed determination be submitted to Grant Thornton LLP, or if Grant Thornton LLP is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as the Seller Representative and Purchaser may then promptly mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrator, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Closing Date Net Assets). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving disputes relative to the determination of Closing Date Net Assets under this Section 1.12. If issues are submitted to the Accounting Firm for resolution, (i) each Seller and Purchaser shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the disputed issues as the Accounting Firm may request and are available to that Party or its agents, and the Seller Representative and Purchaser shall be afforded the opportunity to present to the Accounting Firm any material relating to the disputed issues and to discuss the issues with the Accounting Firm; (ii) the determination by the Accounting Firm, as set forth in a notice to be delivered to both the Seller Representative and Purchaser within sixty (60) days of the submission to the Accounting Firm, of the issues remaining in dispute, shall be final, binding and conclusive on the Parties and shall be used in the calculation of Closing Date Net Assets; and (iii) one-half of the Accounting Firm’s fees and expenses shall be paid by Sellers, and one-half of such fees and expenses shall be paid by Purchaser. The final calculation of Closing Date Net Assets pursuant to this Section 1.12, as determined pursuant to this Section 1.12, is referred to herein as the “Closing Date Net Assets Calculation.”

(e) The Purchase Price shall be increased or decreased based on the difference between Closing Date Net Assets and Estimated Net Assets (the “Final Net Assets Settlement Amount”) up to, but not exceeding, a total adjustment amount of Three Hundred Thirty-Four Thousand Seven Hundred Fifteen Dollars ($334,715). Within ten (10) days after the date the final determination of Closing Date Net Assets is agreed to or settled upon by the Parties pursuant to this Section 1.12 (the “Final Net Assets Settlement Date”), (i) if Closing Date Net Assets exceed Estimated Net Assets, the Final Net Assets Settlement Amount shall be paid in cash by Purchaser to an account specified by the Seller Representative by wire transfer of immediately-available funds and as an increase to the Purchase Price, or (ii) if Estimated Net Assets exceed Closing Date Net Assets, the Final Net Assets Settlement Amount shall be paid in cash to Purchaser pursuant to the Closing Date Escrow Agreement as a decrease in the Purchase Price; provided, however, that the increase or decrease pursuant to this sentence shall not exceed Three Hundred Thirty-Four Thousand Seven Hundred Fifteen Dollars ($334,715).

1.13 Risk of Loss. The risk of loss or damage to any of the Personal Property, the Real Property, the Facilities and all other assets and property of Sellers, the transfer of which is contemplated by this Agreement, shall remain with Sellers until the Effective Time. Sellers shall maintain in effect through the Effective Time, without material change, all insurance policies covering the Personal Property, the Real Property, the Facilities and all other assets and property of Sellers.

(a) With respect to the Real Property, if prior to the Closing, all or any part of the Real Property is damaged or destroyed by fire or the elements or by any other cause where such damage or destruction is in the aggregate (the “Aggregate Damage”) less than ten percent (10%) of the Purchase Price and Sellers have duly maintained the insurance policies described above, the Parties’ duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled; provided, however, at the Closing, Sellers shall assign, transfer and set over to Purchaser all of Sellers’ right, title and interest in and to any insurance proceeds on account of such damage or destruction and shall pay to Purchaser an amount of cash equal to the amount of any applicable deductibles under such insurance policies, and, if the sum of such insurance proceeds and deductible amounts are insufficient to repair, restore and/or replace the damaged or destroyed Real Property, the Purchase Price and the Closing Purchase Price Payment shall be reduced by an amount equal to difference between the cost to repair, restore and/or replace and the sum of such insurance proceeds and deductible amounts. If prior to the Closing, all or any part of the Real Property is damaged or destroyed by fire or the elements or by any other cause where the Aggregate Damage equals or exceeds ten percent (10%) of the Purchase Price, Purchaser may elect to (i) purchase such Real Property, in which case the Closing shall proceed as scheduled; provided, however, at the Closing, Sellers shall assign, transfer and set over to Purchaser all of Sellers’ right, title and interest in and to any insurance proceeds on account of such damage or destruction and shall pay to Purchaser an amount of cash equal to the amount of any applicable deductibles under such insurance policies, and, if the sum of such insurance proceeds and deductible amounts are insufficient to repair, restore and/or replace the damaged or destroyed Real Property, the Purchase Price and the Closing Purchase Price Payment shall be reduced by an amount equal to the difference between the cost to repair, restore and/or replace and the sum of such insurance proceeds and deductible amounts, (ii) not purchase such Real Property, and, in such event, an appropriate reduction of the Purchase Price, utilizing a methodology to be agreed upon, shall be made by Purchaser and the Seller Representative, or (iii) elect to terminate this Agreement by written notice to the Seller Representative. If Purchaser and the Seller Representative are unable to agree upon the amount of the Aggregate Damage and any applicable Purchase Price reduction within ten (10) days after Purchaser notifies the Seller Representative of an election made by Purchaser pursuant to subsection (ii) of the preceding sentence, the amount of the Aggregate Damage and any applicable Purchase Price reduction shall be determined by a consulting firm mutually selected by the Seller Representative and Purchaser (the “Independent Consultant”) pursuant to Section 1.13(d).

(b) With respect to any Assets other than Real Property which are damaged or destroyed by fire or the elements or by any other cause prior to the Closing, Sellers shall assign, transfer and set over to Purchaser all of Sellers’ right, title and interest to any insurance proceeds on account of such damage or destruction and shall pay to Purchaser an amount of cash equal to the amount of any applicable deductibles under such insurance policies, and, if such insurance proceeds and deductible amounts are insufficient to repair, restore and/or replace the damaged or destroyed Assets, the Purchase Price and the Closing Purchase Price Payment shall be reduced by an amount equal to the difference between the cost to repair, restore and/or replace and the sum of such insurance proceeds and deductible amounts.

(c) If prior to the Closing, all or any part of a parcel of the Real Property is made subject to an eminent domain or condemnation proceeding which would in Purchaser’s reasonable judgment materially adversely impair access to such Real Property or be materially adverse to the operations of the Facility located on such Real Property, Purchaser may elect to (i) purchase such affected Real Property, and the Closing shall proceed as scheduled; provided, however, at the Closing, Sellers shall assign, transfer and set over to Purchaser all of Sellers’ right, title and interest in and to any award in such eminent domain or condemnation proceeding, (ii) not purchase the affected Real Property and the Facility and related Assets located thereon, and, in such event, an appropriate reduction of the Purchase Price, utilizing a methodology to be agreed upon, shall be made by Purchaser and the Seller Representative, or (iii) terminate this Agreement by written notice to the Seller Representative. If Purchaser and the Seller Representative are unable to agree upon the amount of the Purchase Price reduction within ten (10) days after Purchaser notifies the Seller Representative of an election made by Purchaser pursuant to subsection (ii) of the preceding sentence, the amount of the Purchase Price reduction shall be resolved by the Independent Consultant pursuant to Section 1.13(d).

(d) If pursuant to either Section 1.13(a) or 1.13(c), the amount of the Aggregate Damage (and any applicable Purchase Price reduction) is to be determined by the Independent Consultant, within the ten (10) day period referred to in Section 1.13(a) or 1.13(c), as applicable (the “Submittal Date”), Purchaser and the Seller Representative shall each submit to the other and to the Independent Consultant its proposed Aggregate Damage if applicable (and any applicable Purchase Price reduction) as a result of the event(s) contemplated by either Section 1.13(a) or 1.13(c), along with a detailed description of the basis for such amount and any applicable reduction. Within ten (10) calendar days after the Submittal Date, the Independent Consultant, acting as an expert and not as an arbitrator, shall determine the Aggregate Damage if applicable (and any applicable Purchase Price reduction), taking into account any submissions by the Seller Representative or Purchaser made by the Submittal Date. The decision of the Independent Consultant shall be conclusive and binding as between Purchaser and Sellers. One-half of the costs of such review shall be paid by Sellers, and one-half of the costs of such review shall be paid by Purchaser. Upon any such determination of the adjustment to the Purchase Price in accordance with this Section 1.13(d), the Parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement, which shall be no later than the fifteenth (15th) calendar day following the Submittal Date unless Purchaser and the Seller Representative mutually agree upon a later date.

1.14 Seller Representative.

(a) Each Seller hereby constitutes and appoints Byron DeFoor as its representative and true and lawful attorney in fact (the “Seller Representative”), with full power and authority in each of their names and on behalf of each of them:

(i) to act on behalf of each of them in the absolute discretion of the Seller Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the account for payment of the Purchase Price pursuant to Section 1.7 or 1.10 or other payments to be made to any Seller pursuant to this Agreement or either Escrow Agreement, (B) act pursuant to Sections 1.11, 1.12 and 1.13 with respect to prorations and Purchase Price adjustments (including the Net Assets Adjustment Amount and the Final Net Assets Settlement Amount) and related matters, including executing any amendment hereto to reflect any Purchase Price adjustment or reduction agreed to pursuant to Section 1.12 or 1.13, (C) execute, deliver and act under each Escrow Agreement, (D) grant any waiver or consent under Article 6, Section 8.1 or Section 12.14, make any determination under Article 6 or Section 8.1 (including a determination that the conditions in Article 6 have been satisfied), or terminate this Agreement pursuant to Section 8.1, (E) act in connection with any matter as to which Sellers, jointly and severally, have or are alleged to have obligations, or as to which any Seller is or claims to be an Indemnified Person, under Article 10, (F) consent to the assignment of rights under this Agreement in accordance with Section 12.3(a), (G) give and receive notices pursuant to Section 12.6, and (H) receive and accept such notices or correspondence, execute such other documents, and take such other actions as are provided herein to be received, accepted, executed or taken by the Seller Representative; and

(ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 1.14.

(b) The foregoing appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Seller or by operation of law or by the occurrence of any other event.

(c) Each Seller consents to the taking by the Seller Representative of any and all actions and the making by the Seller Representative of any decisions required or permitted to be taken or made by the Seller Representative pursuant to this Section 1.14, and agrees that each such action or decision shall bind such Seller. Each Seller hereby authorizes, approves and ratifies the execution of the Execution Date Escrow Agreement by the Seller Representative on such Seller’s behalf and further acknowledges and agrees that such Seller is bound thereby as if such Seller had executed the Execution Date Escrow Agreement directly.

(d) Each Seller agrees that the Seller Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Seller Representative in good faith hereunder. Sellers, jointly and severally, shall indemnify and hold the Seller Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Seller Representative may sustain as a result of any such action or omission by the Seller Representative hereunder.

(e) Purchaser and the Escrow Agent shall be entitled to conclusively rely, without any independent verification or inquiry, upon any document or other paper delivered by or other action taken by the Seller Representative as (i) genuine and correct and (ii) having been duly signed or sent or taken by the Seller Representative, and neither Purchaser nor the Escrow Agent shall be liable to any Seller for any action taken or omitted to be taken by Purchaser or such Escrow Agent in such reliance.

(f) Payments made to or as directed by the Seller Representative under Section 1.10 or any other provision of this Agreement, or under either Escrow Agreement, are binding to the same extent as though such payments were made directly to Sellers. Neither Purchaser nor the Escrow Agent shall have any responsibility or liability for any further delivery or application of any such payment, it being agreed by Sellers that, on the terms set forth herein, (i) any payment Purchaser is required to make hereunder, and any payment the Escrow Agent is required to make under either Escrow Agreement, may be made to or as directed by the Seller Representative on behalf of Sellers, (ii) Sellers shall determine among themselves the amount due to each Seller from each payment made to or as directed by the Seller Representative hereunder or under either Escrow Agreement, and (iii) each Seller shall look solely to the Seller Representative for each Seller’s respective share of any payment made to or as directed by the Seller Representative hereunder or under either Escrow Agreement.

(g) Byron DeFoor may appoint Seller Representative, LLC, a Tennessee limited liability company (the “Successor Representative”), as the successor Seller Representative to replace Byron DeFoor. To be effective, such appointment must be written, signed by Byron DeFoor as the Seller Representative to indicate such appointment, signed by the Successor Representative to indicate its acceptance of such appointment and its agreement to be bound by the terms hereof pertaining to the “Seller Representative,” delivered to Purchaser and be reasonably satisfactory to Purchaser in form and substance. Upon such an appointment of a successor Seller Representative under this Agreement, such successor Seller Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor Seller Representative, and the predecessor Seller Representative shall be discharged from such predecessor Seller Representative’s duties and obligations under this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Purchaser as follows:

2.1 Authority. Each Seller has full limited liability company power and authority (a) to enter into this Agreement and all documents delivered or to be delivered by such Seller in connection herewith, and (b) to carry out and perform the transactions contemplated hereby or thereby.

2.2 Authorization/Execution. All limited liability company action and other actions required to be taken by any Seller to authorize the execution, delivery and performance of this Agreement, all documents executed or to be executed by any Seller in connection herewith, and all transactions contemplated hereby or thereby, have been duly and properly taken or obtained. No other limited liability company action or other action on the part of any Seller is necessary to authorize the execution, delivery and performance of this Agreement, any document executed or to be executed by any Seller in connection herewith, or any transaction contemplated hereby.

This Agreement and all documents executed or to be executed by any Seller in connection herewith have been (or will be, as applicable) duly and validly executed and delivered by each Seller party thereto and (assuming due and valid execution by, and enforceability against, Purchaser if Purchaser is a party thereto) this Agreement and all documents executed or to be executed by any Seller in connection herewith constitute (or will constitute, when executed and delivered) valid and binding obligations of each Seller party thereto enforceable in accordance with their respective terms.

2.3 Organization and Good Standing; No Subsidiaries; No Conflicts.

(a) Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Each Seller is duly qualified and in good standing in each state in which such Seller owns any real property, if different from the state of its organization, and all such states are listed for each Seller on Schedule 2.3(a). Each Seller has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) Except as set forth on Schedule 2.3(b), no Seller has any subsidiary, whether direct or indirect, that is not also a Seller hereunder. No Seller has any equity interest or investment in, or any other right or obligation to purchase any equity interest or other investment in, any other Person that is not also a Seller hereunder. No Seller is a partner of or joint venturer with any other Person.

(c) Except as set forth in Schedule 2.3(c), the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which any Seller is or will be a party do not and will not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon any Seller, (ii) violate in any material respect any Legal Requirement applicable to any Seller, (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the Assets under, any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which any Seller is a party, or by which any Seller is bound, which violation, conflict, breach or default would have a Material Adverse Effect on any Seller or Facility, (iv) require the consent, waiver or approval of or notice to any Person, which, if not obtained, would have a Material Adverse Effect on any Seller or Facility, (v) permit the acceleration of the maturity of any indebtedness of any Seller, or (vi) violate or conflict with any provision of the certificate of formation or organization, limited liability company agreement or regulations, or similar organizational documents of any Seller.

2.4 Financial Statements; Changes; Related Matters.

(a) Sellers have delivered to Purchaser the financial statements of Sellers listed in Schedule 2.4(a). To the Knowledge of Sellers, except as set forth in Schedule 2.4(a), such financial statements fairly present in all material respects the financial condition and the results of operations of Sellers as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

(b) Sellers have delivered to Purchaser unaudited, unconsolidated balance sheets (the “Interim Balance Sheets”) of Sellers at October 31, 2005 (the “Interim Balance Sheet Date”) and the related unaudited, unconsolidated statements of operations of Sellers for the ten (10) month period then ended. To the Knowledge of Sellers, except as set forth in Schedule 2.4(b), such financial statements fairly present in all material respects (and the financial statements delivered pursuant to Section 4.5 will fairly present in all material respects) the financial condition and the results of operations of Sellers as at the respective dates of and for the periods referred to in such financial statements. To the Knowledge of Sellers, except as set forth in Schedule 2.4(b), such interim financial statements reflect (and in the case of financial statements delivered pursuant to Section 4.5 will reflect when delivered) all adjustments necessary for a fair presentation of the financial information contained therein other than normal year-end adjustments which are consistent with past practices.

(c) To the Knowledge of Sellers, the financial statements referred to in this Section 2.4 and delivered pursuant to Section 4.5 reflect and will reflect the consistent application in all material respects of accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. To the Knowledge of Sellers, all such financial statements have been and will be prepared from and are and will be in accordance with the accounting records of Sellers. To the Knowledge of Sellers, the accounting records of Sellers, all of which have been made available to Purchaser, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

(d) Sellers have delivered to Purchaser copies of all letters from Sellers’ auditors to any Seller during the twenty-four (24) months preceding the execution of this Agreement, together with copies of all responses thereto.

(e) Except as set forth in Schedule 2.4(e), since the Interim Balance Sheet Date, whether or not in the ordinary course of business, there has not been:

(i) any change in or event affecting any Seller or the business of any Facility that has had or would reasonably be expected to have a Material Adverse Effect on any Seller or Facility;

(ii) any strike or other material labor dispute involving any Seller or employees or personnel at any Facility; or

(iii) any casualty, loss, damage or destruction (whether or not covered by insurance) of any property of any Seller that is material or that has involved or may involve a material loss to such Seller in excess of applicable insurance coverage.

(f) Except as set forth in Schedule 2.4(f), no Seller has any material liabilities except for liabilities reflected or reserved against in the Interim Balance Sheets and current liabilities incurred in the ordinary course of business of Sellers since the Interim Balance Sheet Date.

2.5 Taxes.

(a) For purposes of this Agreement,

(i) “Tax” or “Taxes” means any income, gross income, gross receipts, premiums, profits, capital, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, registration, occupation, service, sales, use, license, lease, transfer, import, export, value added, severance, environmental, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(ii) “Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Internal Revenue Code of 1986, as amended (the “Code”), or other Legal Requirement relating to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

(b) Except as set forth in Schedule 2.5(b):

(i) Each Seller has timely filed (taking into account valid extensions of the time for filing) all Tax Returns required to have been filed and all such Tax Returns were true, correct and complete in all material respects. All Taxes owed by any Seller (whether or not shown on any Tax Return) that have become due and payable have been paid, except where the failure to pay such Taxes would not have a Material Adverse Effect on any Seller or Facility.

(ii) No Seller is currently the beneficiary of any extension of time within which to file any Tax Return.

(iii) Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(iv) There are no liens or security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(v) No deficiencies for any Taxes have been asserted or assessed in writing against any Seller or any of the Assets, which are unpaid. To the Knowledge of Sellers, there are no claims, audits, or investigations pending or threatened against any Seller or any of the Assets for any Tax.

(vi) To the Knowledge of Sellers, there is no reasonable basis for any assertion by any tax authority of any deficiency in Taxes against any Seller or the Assets, including any assertion by any tax authority for any jurisdiction where a Seller does not file Tax Returns with respect to a given Tax that the Seller is or may be subject to such Tax in such jurisdiction.

(vii) No Seller has consented to extend to a date later than the Closing Date the time in which any Tax may be assessed or collected by any tax authority

(viii) No Seller is a party to any tax allocation or sharing agreement with any Person, or a party to any agreement to indemnify any Person with respect to Taxes.

(ix) None of the Assets shown on any Interim Balance Sheet is owned by a Person other than a Seller such that Purchaser will not acquire ownership of the Asset for tax purposes as a result of the transactions contemplated by this Agreement.

(x) None of the Assets is (A) required to be or is being depreciated under the alternative depreciation system under Code Section 168(g)(2), or (B) subject to Code Section 168(f).

(xi) No “industrial development bonds” within the meaning of Section 103 of the Internal Revenue Code of 1954, as amended and in effect prior to the enactment of the Tax Reform Act of 1986, “private activity bonds” within the meaning of Code Section 141, or other tax exempt financings are outstanding which have been used to finance Assets of any Seller, whether leased or owned.

(xii) The consummation of the transactions contemplated by this Agreement will not adversely affect the continued validity and effectiveness of any Tax exemptions, Tax holidays or other Tax reduction agreements or orders that relate to the Assets.

(xiii) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Sections 280G or 162(m) or any corresponding provision of any other applicable Tax law.

(xiv) No Seller is a partner in any entity classified as a partnership for federal income Tax purposes that is not also a Seller hereunder.

(xv) No election under Treasury Regulations Section 301.7701-3 or corresponding provisions of any other applicable Tax law has been made to classify any Seller entity other than in accordance with the default classification for such entity.

(xvi) No Seller is a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).

2.6 Material Contracts. Schedule 2.6 lists each Material Contract to which any Seller is a party or to which any of its properties are subject or by which any thereof is bound, other than the Excluded Contracts listed in Schedule 1.3(b). Except as set forth in Schedule 2.6, each such Material Contract was entered into in the ordinary course of business. As used herein, “Material Contract” means any contract or agreement that (a) after the Interim Balance Sheet Date, obligates any Seller or Sellers to pay an amount of Twenty-Five Thousand Dollars ($25,000) or more in any one twelve-month period or obligates any Seller or Sellers to pay an aggregate amount of Fifty Thousand Dollars ($50,000) or more, (b) has an unexpired term as of the Interim Balance Sheet Date in excess of twelve (12) months that is not terminable upon sixty (60) days or less notice by the Seller party thereto at any time during the term, without penalty, (c) contains a covenant not to compete or otherwise restricts the ability of any Seller to conduct its business, including as to manner or place, (d) grants a power of attorney, agency or similar authority to another Person or entity, (e) contains a right of first refusal, (f) constitutes a collective bargaining agreement including any collective bargaining agreement with physicians or any other referral source, (g) constitutes an employment or severance agreement with any Facility Worker or any member, manager, director, officer or employee of any Seller or any Affiliate of any Seller, (h) represents a contract upon which the business of any Facility is substantially dependent or a contract which is otherwise material to the business of any Facility, (i) represents a contract with a physician, or to the Knowledge of Sellers, an immediate family member of a physician or any other referral source, including any contract with a pharmacy or any other supplier of medical products to patients of any Facility, (j) to the Knowledge of Sellers, represents a contract with an entity in which a referring physician (as that term is defined in 42 U.S.C. § 1395m(h)(5)) or a referring physician’s immediate family member has an ownership or investment interest, (k) represents a third-party payor, managed care or preferred provider organization contract, (l) represents an agreement providing for the lease to any Seller of any Facility Workers, or (m) was not made in the ordinary course of business. Except as set forth on Schedule 2.6, (i) true, correct and complete copies of the Material Contracts and the Excluded Contracts, including all amendments and supplements thereto, have been delivered to Purchaser, (ii) each Material Contract is valid and subsisting, (iii) each Seller party thereto has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued, and (iv) no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Seller party thereto (or, to the Knowledge of Sellers, any other party or obligor with respect thereto), has occurred or as a result of the execution of this Agreement or its performance will occur.

2.7 Real and Personal Property; Title to Property; Leases.

(a) Each Seller has good and valid title in and to the Real Property shown as owned by such Seller on any Schedule hereto, and to all Personal Property and other Assets, free and clear of Liens, subject only to (i) any Liens for taxes not yet due and payable, (ii) any lease obligations included in the Assumed Liabilities, (iii) any Liens for Assumed Indebtedness, if any, (iv) those exceptions and other matters set forth in Schedule B-Sections 1 and 2 of the title commitment for the respective parcels of Real Property as set forth in Exhibits F-1, F-2, F-3 and F-4 attached hereto (the “Title Commitments“), other than those exceptions and other matters identified therein to be satisfied or complied with by Sellers, and (v) any easements and other restrictions that are visible and apparent on any of the Real Property on the Execution Date and do not materially interfere with the operations of any Facility on any of the Real Property in any manner consistent with the current operation thereof by Sellers (items (i), (ii), (iii), (iv) and (v), collectively, the “Permitted Encumbrances”). Except as shown in Schedule 2.7(a) and to Seller’s Knowledge, no material defects exist with respect to the condition or state of maintenance or repair of any Assets that would restrict or prevent the operations of any Facility on any of the Real Property in a manner consistent with the current operation thereof by Sellers. Except for Permitted Encumbrances, on or after the Execution Date, no Seller shall take, or consent to, any steps or actions which will in any manner adversely alter the status of the title to any of the Real Property without Purchaser’s prior written consent. Except for Permitted Encumbrances, no Seller shall execute, grant or record any Liens or other agreements or matters with respect to any of the Real Property without Purchaser’s prior written consent.

(b) The Real Property listed in Schedule 1.2(a) consists of all real property owned by any Seller and, together with the real property leased pursuant to those certain Apartment Lease Agreements between Taplin Falls LTD. and Focus FL identified on Schedule

1.2(e) (the “Focus FL Apartment Leases”), constitutes all real property used in the conduct of the business of the Facilities.

(c) Other than leases of the Real Property from one Seller to another Seller or to an Owner, all of which leases are identified on Schedule 2.7(c) (the “Real Property Leases”) and which, except for the Cooper City Sublease and the Cooper City Prime Lease, shall be terminated at or prior to Closing at no cost to Purchaser, there are no leases of any of the Real Property.

(d) Sellers have heretofore made available to Purchaser a true, correct and complete copy of all of the Leases. Except as set forth in Schedule 2.7(d), no consents are required to be obtained from any third party for the assignment of any of the Leases to Purchaser hereunder.

(e) At Closing, Sellers will convey to Purchaser good and valid title to the Real Property and all other Assets and a valid leasehold interest in all of Sellers’ leased property, free and clear of all Liens, conditional sales agreements, rights of first refusal or options, except for Permitted Encumbrances and the rights of any lessor or licensor of leased or licensed Personal Property expressly set forth in the applicable written Lease or license Contract.

(f) The Leases, the Real Property Leases and the Focus FL Apartment Leases constitute all of the agreements to which any Seller is a party with respect to the leasehold interests in properties which are demised pursuant thereto and pertain to all real and personal property leased by any Seller and used in the conduct of the business of any Facility.

(g) Except as set forth in Schedule 2.7(g), all conditions precedent to the enforceability of each Lease have been satisfied and there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of the Seller party thereto or, to the Knowledge of Sellers, any other party thereunder.

(h) Sellers have no Knowledge of, and, during the past three (3) years, no Seller has received any written notice of, non-compliance in any material respect with any Legal Requirement or other restriction with respect to any of the Real Property.

(i) There is no pending or, to the Knowledge of Sellers, threatened action that would materially interfere with the ownership, use or quiet enjoyment of any of the Real Property by any Seller.

(j) Sellers have no Knowledge of, and, during the past three (3) years, no Seller has received any notice of, any proposed special assessments, threatened condemnation or any proposed material changes in property tax or land use Legal Requirements affecting any of the Real Property.

(k) The Assets include in all material respects all of the property used by Sellers to operate the Facilities as of the Execution Date.

(l) Sellers have not conveyed or otherwise granted access or parking rights for the benefit of “Parcel 2” (as identified on the Plat recorded in Plat Book 27, Page 193, Records of Glynn County, Georgia) on or across the Real Property (identified as “Parcel 1” on such Plat). The Permitted Encumbrance for the parking shown on such Plat shall identify the same as an encroachment from Parcel 1 upon Parcel 2.

2.8 Intangible Property. Schedule 1.2(m) lists any and all marks and other material items of intangible property described in Section 1.2(m) (the “Intangible Property“) in which any Seller has an interest and the nature of such interest. Except as set forth in Schedule 1.2(m), Sellers have valid rights to use or ownership of all of the Intangible Property and any other material intangible property required for use in connection with the business of the Facilities. Except as set forth in Schedule 2.8, no Seller uses any Intangible Property by consent of any other Person and no Seller is required to or does make any payments to others with respect thereto. Except as set forth in Schedule 2.8, the Intangible Property is held by Sellers and fully assignable free and clear of any Liens. To the Knowledge of Sellers, each Seller has performed in all material respects all obligations required to be performed by such Seller, and no Seller is in default in any material respect, under any contract relating to any of the foregoing. No Seller has received any notice to the effect (or otherwise has Knowledge) that any Intangible Property or any use thereof by any Seller conflicts with or infringes (or allegedly conflicts with or infringes upon) the rights of any Person.

2.9 Legal Proceedings. Except as set forth in Schedule 2.9, there is no Proceeding or order pending, or, to the Knowledge of Sellers threatened, against or affecting any Seller, or any of its respective properties or assets. Schedule 2.9 lists each Proceeding and each order that involves a claim of aggregate liability in excess of Twenty Five Thousand Dollars ($25,000) against, or that enjoins or seeks to enjoin or excludes or seeks to exclude the conduct of any activity by, any Seller.

2.10 [Reserved].

2.11 Insurance. Schedule 2.11 lists all insurance policies and bonds that are currently maintained by any Seller and indicates the type of insurance, policy number, term, identity of insurer, premiums and coverage amounts and coverages (including applicable deductibles) for each such insurance policy and bond. No Seller is in default in any material respect under any insurance policy or bond. Each Seller has timely filed claims with its respective insurers with respect to all matters and occurrences for which it believes it has coverage. Schedule 2.11 lists all claims in excess of $20,000 which have been made by any Seller in the last two (2) years under any insurance policy and bond. Except as set forth in Schedule 2.11, all insurance policies and bonds maintained by any Seller are in full force and effect. Except as shown in Schedule 2.11, no Seller has received notice from any insurer or agent of any intent to cancel or not to renew any of such insurance policies or bonds. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets of any Seller requiring or recommending any action which has not been taken.

2.12 Employees.

(a) By letter dated December 6, 2005, Sellers have provided Purchaser with a complete list (as of the date set forth therein) of names, departments and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, accrued vacation and sick leave, the paid time off pay and period of service credited for vesting as of the date thereof of all full-time and part-time employees of any Seller and all Facility Workers and indicating whether such employee or Facility Worker works part time or full time at any Facility. Except as set forth in Schedule 2.12(a), there are no employment agreements or severance agreements with any employee of any Seller or any Facility Worker or arrangements requiring the payment of a bonus or other compensation as a result of the consummation of the transactions contemplated by this Agreement.

(b) There are no labor union or collective bargaining agreements in effect with respect to any employees of any Seller or any Facility Worker. There is no unfair labor practice complaint against any Seller pending, or to the Knowledge of Sellers threatened, before the National Labor Relations Board. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the Knowledge of Sellers threatened by or involving any employees of any Seller or any Facility Worker.

(c) The agreements between Sellers and Atlantic Professional Employers, Inc. (“APE”) listed on Schedule 2.6 (the “Seller APE Leases”) constitute the only agreements pursuant to which any Facility Workers are leased by any Seller.

2.13 Employee Benefits.

(a) Except to the extent that any Seller may be an adopting employer of a 401(k) Plan maintained by APE as a multiple employer plan under Section 413(c) of the Code, Seller does not maintain any pension, retirement, savings, deferred compensation, profit-sharing plan, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which any Facility Worker or other Person has or may have any current or future right to benefits (the term “plan” includes any contract, agreement, policy or understanding, and each such plan is referred to in this Agreement individually as a “Plan”).

(b) There are no actions pending, or, to the Knowledge of Sellers, threatened, with respect to any Plan of APE with respect to any Facility Worker, other than claims for benefits in the ordinary course. To the Knowledge of Sellers, each Plan of APE with respect to any Facility Worker has been administered in accordance with its terms and with all applicable laws (including ERISA).

(c) No Seller or any Commonly Controlled Entity contributes to or has an obligation to contribute to, nor has any Seller or any Commonly Controlled Entity at any time within six (6) years prior to the Closing contributed to or had an obligation to contribute to, either (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, or (ii) any plan subject to Title IV of ERISA. Each Seller has performed timely and shall timely perform all obligations of such Seller and each Commonly Controlled Entity, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code (or similar state law), including, but not limited to, such obligations that may arise by virtue of the transactions contemplated by this Agreement. For the purposes of this Section 2.13, “Commonly Controlled Entity” means any corporation, trade, business, or entity under common control with any Seller within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

(d) To the Knowledge of Sellers, each employee, nonemployee worker, former employee and independent contractor of each Seller has been properly classified as such for all purposes under the Code and ERISA.

2.14 Certain Interests. Except as set forth in Schedule 2.14, (a) no Related Person of any Owner has any material interest in any property used in or pertaining to the business of any Facility, (b) no Related Person of any Owner is indebted or otherwise obligated to any Seller, (c) no Seller is indebted or otherwise obligated to any Related Person of any Owner, except for amounts due under normal arrangements applicable to all employees generally as to salary, or reimbursement of ordinary business expenses not unusual in amount or significance, and (d) the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from any Seller or the successor or assign of any thereof to any Person, which in the case of clauses (a) through (d) above will adversely affect the business conducted by the Purchaser at the Facilities after the Closing or impose any obligations or liabilities on Purchaser. Schedule 2.14 contains a complete and accurate listing of all business functions and activities of each Facility which are performed, in whole or in part, by any Related Person of any Owner. Except as set forth in Schedule 2.14, no Seller has engaged in any transaction with any Related Person of any Owner.

2.15 Inventory. All Inventory of each Seller is of a quality and quantity and that is sufficient for the operation of the Facilities in the ordinary course of business, consistent with past practices. The value at which any Inventory is carried on the books of Sellers reflects the customary Inventory valuation policy of the applicable Seller for stating inventory in accordance with GAAP consistently applied.

2.16 Receivables. To Seller’s Knowledge, the accounts receivable (including the Government Receivables) reflected on the books and records of each Seller and each Facility arose from bona fide commercial transactions, and the financial statements referred to in Section 2.4 include all refunds, discounts or setoffs payable or assessable with respect to such accounts receivable (including the Government Receivables), taken as a whole. Each Seller adequately records in all material respects on its financial statements all estimates for future Seller Cost Report settlements for all years open to settlement. Each Seller records Government Program recoupments on its financial statements in the period in which the recoupment is assessed.

2.17 Third-Party Payors and Suppliers. Schedule 2.17 lists all Material Contracts for the year ended December 31, 2004, attributable to the five (5) largest third-party payors (or such fewer payors if such Facility has less than five (5) material payors), and any sole-source suppliers of material goods or services (other than electricity, gas, telephone or water) to the business of each such Facility with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

2.18 Worker Adjustment and Retraining Notification (WARN). Each Seller has complied with the Worker Adjustment and Retraining Notification Act, 29 U.S.C.A. §2102, et seq., as amended (the “WARN Act”), insofar as applicable to any acts or transactions with respect to the operation of any Facility prior to and, assuming compliance by Purchaser with the applicable requirements of the WARN Act as relates to the Facility Workers leased by Purchaser from APE as of the Effective Time upon consummation of the Closing, including the transactions contemplated by this Agreement.

2.19 Environmental Compliance. Except as set forth in Schedule 2.19 or as disclosed in the Phase I environmental surveys listed in Schedule 2.19:

(a) To the Knowledge of Sellers, the Assets are in material compliance with all applicable Environmental Laws. As used herein, “Environmental Laws” means all applicable Legal Requirements relating to pollution or protection of the environment (including ambient air, surface water, ground water, land or surface or subsurface strata), including all applicable federal, state or local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment and all applicable Legal Requirements relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et. seq.), and the rules and regulations promulgated thereunder.

(b) To the Knowledge of Sellers, Sellers have obtained all permits required under applicable Environmental Laws for the use, operation or ownership of the Real Property and the business of the Facilities, and the Real Property and the Facilities are in material compliance with each such applicable permit. No federal, state or local governmental entity has notified any Seller that any such permits may or will be suspended, cancelled, revoked or modified, or cannot be renewed in the ordinary course of business.

(c) No Seller has received from any federal, state or local governmental entity or other Person any order, directive, information request, notice of violation, notice of alleged violation, notice of noncompliance, notice of liability or potential liability, regarding compliance with, or liability or potential liability under, applicable Environmental Laws concerning any of the Real Property or the business of any Facility or any off-site disposal of a hazardous substance (including any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law).

(d) No Proceeding or claim is pending or, to the Knowledge of Sellers, threatened, under any applicable Environmental Law pursuant to which any Seller is or to the Knowledge of Sellers could be reasonably expected to be named as a party with respect to the Real Property or the business operations of the Facilities.

(e) No Seller has entered into any agreement with any federal, state or local governmental entity or any other Person pursuant to which a Seller assumed responsibility for the investigation or remediation of any condition resulting from the release, treatment, storage or disposal of hazardous substances, which matter has not been completed or resolved.

(f) Sellers have disclosed and made available to Purchaser all relevant information, including all studies, site assessments, compliance audits and similar environmental reports, analyses, and test results that are in the possession, custody or control of any Seller, relating to any past and present (i) environmental conditions concerning the business of the Facilities or on, under or about the Real Property, (ii) use or operation of the Real Property used in or held for use in connection with the business of the Facilities, and (iii) activities relating to hazardous substances on, or any off-site disposal of a hazardous substance from, the Real Property or used in connection with the business of the Facilities. Sellers have disclosed and made available to Purchaser any and all documents that are in the possession, custody or control of any Seller relating to projected necessary environmental expenditures for the business of the Facilities and the Real Property, including capital and operating budgets and reports prepared by independent auditors or accountants and prepared by personnel, and including reports, studies or documents relating to the costs (including, anticipated capital costs and annual expenses) of compliance with Environmental Laws.

(g) To the Knowledge of Seller, there is no soil or groundwater contamination on, under, or about any Real Property.

(h) No Seller holds or is required to hold a permit for the generation, treatment, storage, or disposal of hazardous waste in accordance with the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.).

2.20 Powers of Attorney. Except as contemplated by this Agreement, no Seller has given any currently outstanding power of attorney (irrevocable or otherwise) to any Person for any purpose relating to the business of any Facility, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

2.21 Accreditation; Medicare and Medicaid; Third-Party Payors; Compliance with Health Care Laws.

(a) Each Facility is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) as evidenced by such Facility’s most recent JCAHO accreditation survey reports and is duly licensed by the state in which such Facility is located as shown on Schedule 2.21(a). Sellers have the lawful authority and all federal, state or local governmental authorizations, certificates of authority, certificates of need, licenses or permits necessary for or required to conduct the business operations of the Facilities as such are presently being conducted. In order to conduct the business operations of the Facilities as presently conducted, no Seller is required to hold any licenses, permits or other governmental approvals or authorizations except for those items currently held by such Seller as listed in Schedule 2.21(a). The items listed in Schedule 2.21(a) are in full force and effect and each Seller is in compliance in all material respects with all requirements of each license, permit or other governmental approval or authorization that it holds. Each Seller has made all filings with governmental agencies required for the conduct of its business operations. There are no judgments, consent decrees or injunctions of any court or any governmental department, commission, agency or instrumentality by which any Seller is bound or to which any Seller is subject which relate in any manner to the business of any Facility. No Seller has received nor, to the Knowledge of Sellers is any Seller subject to, any notice, subpoena, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality which relate in any manner to the business operations of any Facility.

(b) The applicable facilities, equipment, staffing and operations of the business of the Facilities satisfy the accreditation standards of JCAHO. Sellers have previously delivered or made available to Purchaser true, correct and complete copies of (i) each Facility’s most recent JCAHO accreditation survey report, a list of deficiencies, if any, and, if applicable, a plan of correction, (ii) each Facility’s most recent state health or licensing agency surveys, lists of deficiencies, if any, and, if applicable, plans of correction, (iii) each Facility’s fire marshal’s surveys for the past two (2) years and lists of deficiencies, if any, and (iv) each Facility’s boiler inspection reports for the past two (2) years and lists of deficiencies, if any. Sellers have taken all reasonable steps to correct all such deficiencies and a description of any uncorrected deficiency is set forth in Schedule 2.21(b).

(c) Except for the Facility operated by Focus FL which does not receive any Medicare payments and except that only the Delaware Facility is a Medicaid provider, each Facility receives payment without restriction under Medicare and Medicaid and has a valid and current provider agreement and one or more properly issued provider numbers with each Government Program. All such provider numbers of the Facilities, as well as any supplier numbers of the Facilities, are listed in Schedule 2.21(c) by Facility to the extent applicable. Except as set forth in Schedule 2.21(c), each Seller is in material compliance with the conditions of participation for the Government Programs.

(d) Sellers have timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable fiscal intermediary, carrier or payor and applicable Legal Requirements, and shall cause to be timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable fiscal intermediary, carrier or payor and applicable Legal Requirements, all cost reports and other reports that are required to have been filed or made on or before the Closing Date with respect to the purchase of services of the business of the Facilities, including Government Programs and other insurance carriers, and, except as disclosed in Schedule 2.21(d), all such reports are or when filed shall be complete and accurate. Except as disclosed in Schedule 2.21(d), each Seller is and has been in compliance with all filing requirements with respect to cost reports of such Seller, and such reports do not claim, and such Seller has not received, payment or reimbursement materially in excess of the amount provided or allowed by applicable Legal Requirements or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies of all such reports for the 2004 fiscal year, and any other cost report for which a final settlement has not been issued, have been made available to Purchaser. Except as disclosed in Schedule 2.21(d) and except for claims, actions and appeals in the ordinary course of business that are not material to any Seller or Facility, no Seller has either initiated or received written notice of any material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, governmental entity, or the Administrator of the Centers for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of any Seller with respect to the business of any of the Facilities. Schedule 2.21(d) indicates which of such cost reports have been audited by the fiscal intermediary and finally settled.

(e) Except as disclosed in Schedule 2.21(e), no validation review or program integrity review related to any Facility, the operation of any Facility, or the consummation of the transactions contemplated by this Agreement, has been conducted by any commission, board, agency or government entity in connection with the Government Programs, and to the

Knowledge of Sellers, no such reviews are scheduled, pending or threatened against or affecting any Seller with respect to any Facility or the consummation of the transactions contemplated by this Agreement.

(f) All billing practices of Sellers with respect to the Facilities to all third-party payors, including the Government Programs and private insurance companies, are and have been in compliance with all applicable Legal Requirements and all policies of such third-party payors and Government Programs, and no Seller or Facility has billed or received any payment or reimbursement in excess of amounts allowed by law which would materially adversely affect Purchaser.

(g) To the knowledge of Sellers, (i) no Facility Worker, employee or independent contractor of any Seller, and no physician currently on the medical staff at any Facility, is, or is listed on the website of the Office of Inspector General of the United States Department of Health and Human Services as having been, excluded from participating in Medicare or any other Government Program, and (ii) none of the business of any Facility, or any Seller or any Seller’s officers, managers, agents or management employees (as that term is defined in 42 U.S.C. § 1320a-5(b)), has been excluded from participating in Medicare or any other Government Program or has been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or has been convicted of a criminal offense under the Anti-Kickback Law or any similar Legal Requirement.

(h) In the five (5) year period immediately preceding the Execution Date and since the Execution Date, to the Knowledge of Sellers, no employee of any Seller and no Facility Worker has committed a violation in any material respect of any Legal Requirement regulating health care fraud, including the Anti-Kickback Law, the Stark Law, and the False Claims Act.

2.22 Compliance Program. Sellers have made available to Purchaser (i) a copy of each Facility’s current compliance program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies and (ii) copies of any written complaints received in the previous five (5) years from employees, independent contractors, vendors, physicians or any other Person asserting that any Facility or any Seller has violated any health care Legal Requirement, including the Anti-Kickback Law, the Stark Law, and any similar Legal Requirement. No Seller (a) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services, (b) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Program, (c) to the Knowledge of Sellers, has been the subject of any Government Program investigation conducted by any federal or state enforcement agency during the past five (5) years, (d) to the best Knowledge of Sellers, has been a defendant in any qui tam/False Claims Act litigation during the past five (5) years, or (e) has been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any federal or state enforcement agency (except in connection with medical services provided to, or medical supplies purchased from, third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the health care businesses conducted by such Seller).

2.23 HIPAA. Each Seller has complied in all material respects with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations promulgated thereunder, from and after the applicable effective dates for such requirements.

2.24 Restricted Grant and Loan Programs. The transactions contemplated by this Agreement will not result in any obligation on any Seller to repay any loans, grants or loan guarantees or provide uncompensated care in consideration thereof pursuant to the Hill Burton Program or any similar statute or program with respect to the ownership or operation of the business of any Facility.

2.25 Experimental Procedures. No Seller has performed or authorized the performance of any experimental or research procedures or studies involving patients of any Facility that require the prior approval of any governmental entity that has not been obtained.

2.26 Medical Staff; Physician Relations. Sellers have made available to Purchaser complete and genuine copies of the bylaws and rules and regulations of the medical staff and medical executive committees of each Facility. Schedule 2.26 sets forth (a) the name and status on the medical staff of each member of the medical staff of each Facility and (b) the degree (e.g., M.D., D.O.), title specialty and board certification, if any, of each such medical staff member. Except as set forth in Schedule 2.26, there are no pending or, to the Knowledge of Sellers, threatened disputes with any Facility’s medical staff members or applicants or allied health professionals, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

2.27 Solvency. No Seller is insolvent or will be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of a Seller’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed), (b) each Seller is able to pay its debts or obligations in the ordinary course as they mature, and (c) each Seller has capital sufficient to carry on its businesses and all businesses which it is about to engage.

2.28 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any Seller, or any Affiliate of any Seller, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

2.29 Improper Payments. To the Knowledge of Sellers, no Related Person or employee of any Owner, and no Facility Worker, has made any illegal bribes, kickbacks or other illegal payments to, or received any such illegal payments from, customers, vendors, suppliers or other Persons contracting with any Seller and has not proposed or offered to make or receive any such illegal payments.

2.30 No Misrepresentations. All representations, warranties and statements made by any Seller in this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any such representation, warranty or statement, in light of the circumstances under which they were made, not materially misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

3.1 Authority. Purchaser has full corporate power and authority (a) to enter into this Agreement and all documents executed or to be executed by Purchaser in connection herewith, and (b) to carry out and perform the transactions contemplated hereby and thereby.

3.2 Authorization/Execution. All corporate action and other actions required to be taken by Purchaser to authorize its execution, delivery and performance of this Agreement, all documents executed or to be executed by Purchaser in connection herewith, and all transactions contemplated hereby or thereby, have been duly and properly taken or obtained by Purchaser. No other corporate action or other action on the part of Purchaser is necessary to authorize Purchaser’s execution, delivery and performance of this Agreement, any document executed or to be executed by Purchaser in connection herewith, or any transaction contemplated hereby. This Agreement and all documents executed or to be executed by Purchaser in connection herewith have been (or will be, as applicable) duly and validly executed and delivered by Purchaser and (assuming due and valid execution by, and enforceability against, any other Person that is a party thereto) this Agreement and all documents executed or to be executed by Purchaser in connection herewith constitute (or will constitute when executed and delivered) the valid and binding obligations of Purchaser enforceable in accordance with their respective terms.

3.3 Organization and Good Standing; No Violation.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party do not and will not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binds Purchaser, (ii) violate any Legal Requirement applicable to Purchaser which would have a material adverse effect on Purchaser, (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any material contract, lease, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser is bound, (iv) permit the acceleration of the maturity of any indebtedness of Purchaser, (v) following the receipt of the Governmental Approvals and the Contract and Lease Consents and the expiration of the applicable waiting period, and any extensions thereof, under the HSR Act, require the consent of any third party, or (vi) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser.

3.4 Brokers and Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Purchaser, or any Affiliate of Purchaser, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

3.5 Due Diligence. Purchaser has commissioned the Phase I environmental surveys of the Real Property listed in Schedule 2.19 as ordered by Purchaser and the Title Commitments and has reviewed and is familiar with the results of such surveys and reports.

3.6 Financial Ability. Purchaser has the financial ability to consummate the transactions contemplated by this Agreement, the Right of First Refusal Agreements, and the Lighthouse Purchase Agreement.

3.7 No Misrepresentations. All representations, warranties and statements made by Purchaser in this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any such representations, warranty or statement, in light of the circumstances under which they were made, not materially misleading.

ARTICLE 4

COVENANTS OF SELLERS

4.1 Access and Information; Inspection Period. From the Execution Date through the consummation of the Closing, Sellers shall afford to the officers, employees, contractors and agents of Purchaser, at Purchaser’s sole cost and expense, (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of Sellers, the Facilities, the Real Property and all of the other Assets to be purchased or acquired by Purchaser hereunder. From the Execution Date through the consummation of the Closing, Sellers shall furnish Purchaser with such additional financial and operating data and other information in any Seller’s possession as to businesses and properties of Sellers, the Facilities, the Real Property and all of the Assets as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Such access shall include consultations with the personnel of any Seller if requested by Purchaser. Purchaser agrees that Purchaser’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Facilities. Further, Purchaser may, at its sole cost and expense undertake environmental, mechanical, engineering, and structural inspections, tests and surveys of the Facilities and the Real Property. Purchaser agrees that, after performing any inspections, tests or surveys, Purchaser shall restore the Facilities and the Real Property as nearly as possible to its condition immediately prior to such inspections, tests or surveys and repair any damage to same caused by the performance of such inspections, tests, or surveys. Purchaser agrees that, prior to the entry of Purchaser or its officers, employees, contractors or agents onto the Facilities or the Real Property to perform any such inspections, tests, or surveys, Purchaser shall, or shall cause its officers, employees, contractors or agents to, maintain levels of liability and other insurance as are considered generally acceptable in the industry for such activities to be undertaken on the Facilities or the Real Property. Purchaser agrees to defend, indemnify and save Sellers harmless from and against any claim, damage, liability, cost or expense (including reasonable attorneys’ fees and expenses) arising from acts or omissions of Purchaser (and from the acts or omissions of Purchaser’s officers, employees, contractors or agents) in any way pertaining to any entry upon, or inspection, test or survey of, the Facilities or the Real Property (or any parts thereof) prior to consummation of the Closing. Purchaser’s obligations under this Section with respect to acts or omissions occurring prior to Closing, but not thereafter, shall survive Closing or termination hereunder.

4.2 Conduct of Business. On and after the Execution Date and prior to consummation of the Closing, and except as otherwise consented to or approved in writing by an authorized officer of Purchaser or required by this Agreement, each Seller shall:

(a) carry on its businesses in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies (unless the applicable Seller is required to adopt such changes under GAAP), Tax elections or Tax Returns or real or personal property;

(b) maintain the Facilities and the Real Property and all parts thereof and all other Assets in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

(c) perform all of its material obligations under agreements relating to or affecting any of the Facilities, the Real Property, their operations or the Assets;

(d) keep in full force and effect present insurance policies or other comparable self-insurance;

(e) use commercially reasonable efforts to maintain and preserve its business organization intact, retain its present employees and Facility Workers at the Facilities and maintain its relationships with physicians, suppliers, customers and others having business relationships with any Facility;

(f) pay all of its liabilities as they become due; and

(g) collect all Accounts Receivable in the ordinary course of business consistent with Sellers’ past practices.

4.3 Negative Covenants. From the Execution Date until consummation of the Closing, no Seller shall, without the prior written consent of Purchaser or except as may be required by law:

(a) amend or terminate any of the Contracts or Leases, enter into any new contract or commitment, or incur or agree to incur any liability, except in the ordinary course of business, and in no event with respect to any such contract, commitment or liability as to which the total to be paid in the future under the contract, commitment or liability exceeds Twenty Five Thousand Dollars ($25,000);

(b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus, severance or other agreements with or for the benefit of any employee or Facility Worker, except in the ordinary course of business in accordance with Sellers’ customary personnel policies;

(c) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance (other than Permitted Encumbrances) upon any of the Assets;

(d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business with comparable replacement thereof;

(e) except with respect to expenditures budgeted by Sellers and disclosed to Purchaser prior to the Execution Date, purchase capital assets or incur costs in respect of construction in progress;

(f) take any action outside the ordinary course of business;

(g) reduce Inventory except in the ordinary course of business; or

(h) make any efforts to collect or reduce Accounts Receivable between the Execution Date and the Effective Time except in the ordinary course of business.

4.4 Consents. Sellers shall use commercially reasonable efforts to obtain all Contract and Lease Consents and shall cooperate with Purchaser and its representatives and attorneys: (a) in Purchaser’s efforts to obtain all other consents, approvals, authorizations, clearances, certificates of need and licenses required to carry out the transactions contemplated by this Agreement (including those of governmental and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, and (b) in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated in this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent Sellers are unable to obtain any of the Contract and Lease Consents, if the Closing is consummated without such Consents Sellers shall cooperate with Purchaser to ensure that Purchaser obtains the benefits of each such Contract or Lease and shall indemnify and hold harmless Purchaser and its Affiliates from and against any and all Damages as a result, directly or indirectly, of the failure to obtain any such Contract or Lease Consent.

4.5 Additional Financial Information. Within thirty (30) calendar days following the end of each calendar month ending after October 2005 and prior to Closing, Sellers shall deliver to Purchaser a complete copy of the unaudited, unconsolidated balance sheets and related unaudited, unconsolidated statements of operations of Sellers for such month then ended, together with corresponding year-to-date amounts. All such financial statements shall be prepared consistent with the representations of Sellers in Sections 2.4(b) and 2.4(c).

4.6 No-Shop. From and after the Execution Date until the earlier of the consummation of the Closing or the termination of this Agreement, Sellers agree that none of them nor any of their respective Affiliates shall, without the prior written consent of Purchaser, directly or indirectly: (a) offer for sale or lease any assets of any Facility or any of the Assets other than in the ordinary course of business consistent with past practices, (b) solicit offers to buy all or any material portion of the assets of any Facility or any of the Assets, (c) hold discussions with any Person (other than Purchaser) looking toward such an offer or solicitation, or (d) enter into any negotiations or agreement with any Person (other than Purchaser) with respect to the sale or other disposition of any Facility or any of the Assets or any business combination transaction involving any Seller (including the sale of equity interests in any Seller or the merger or consolidation of any Seller).

4.7 Sellers’ Efforts to Close. Sellers shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser’s obligations under this Agreement to the extent that any Seller’s action or inaction materially can control or influence the satisfaction of such conditions.

4.8 Notification; Updating of Disclosure Schedules. Between the Execution Date and the Closing, Sellers shall notify Purchaser in writing (i) if any Seller becomes aware of (A) any fact or condition that causes or constitutes a breach of any Seller’s representations and warranties made herein, or (B) the occurrence after the Execution Date of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or any Seller’s discovery of, such fact or condition, and (ii) of any changes, additions, or events which may cause any change in or addition to the Disclosure Schedules delivered by Sellers under this Agreement; in each case promptly after the discovery or occurrence of the same and again at the Closing by delivery of appropriate updates or supplements to all such Schedules. No notification of a change or addition to a Disclosure Schedule made pursuant to this Section 4.8 shall be deemed to cure any breach of any representation or warranty unless in any such case Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless in any such case Purchaser specifically agrees thereto in writing or if following such notification Purchaser proceeds to close the transactions contemplated by this Agreement. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by Sellers herein.

4.9 Facility Repairs. At or prior to Closing, Sellers, at their sole expense, shall perform the repairs described in Schedule 4.9 (the “Facility Repairs”) to the reasonable satisfaction of Purchaser.

4.10 Delaware Facility Remediation. Prior to Closing, Sellers, at their sole expense, shall remove the fully grown trees and vegetation around the drainage pit in the rear of the Facility operated by Focus Healthcare of Delaware, LLC and located in New Castle, Delaware as required by the State of Delaware Department of Special Services (the “Delaware Remediation”) to the reasonable satisfaction of Purchaser. To the extent any of the Delaware Remediation has not been completed prior to the Closing Date, the Purchase Price shall be reduced (as a reduction to the Closing Purchase Price Payment) by an amount equal to the amount of the reasonable estimated cost of such portion of the Delaware Remediation as is not completed by the Closing Date.

4.11 Payment of Taxes. At or prior to Closing, Sellers shall pay (a) all past-due property Taxes, together with all penalties and interest thereon, owing with respect to any of the Real Property, and (b) all Taxes referred to on Schedule 2.5(b), together with all penalties and interest thereon.

4.12 Cooper City Prime Lease. At or prior to Closing, Focus FL shall assign its interest, as tenant, in that certain Lease Agreement dated as of April 16, 1999, by and between Highpoint LLC and Focus FL (the “Cooper City Prime Lease”), to Highpoint LLC.

4.13 Required Approvals; Other Actions. In addition to Sellers’ obligations under Section 4.4, between the Execution Date and the consummation of the Closing, each Seller shall (a) make as promptly as practicable all filings required by applicable law to be made by it or any of its Affiliates in order to consummate the transactions contemplated hereby (including making all filings and submissions under any applicable Antitrust Laws), (b) comply at the earliest practicable date with any request for additional information or documentary material (or any similar request for information and/or documents) respectively received by Purchaser or any Seller, or any of their respective Affiliates, from the Federal Trade Commission (“FTC”), the Antitrust Division of the Department of Justice (“DOJ”) or any other governmental authority pursuant to any applicable Antitrust Law in connection with the transactions contemplated hereby, (c) promptly inform Purchaser of any material communication made by such Seller to, or received by such Seller from, the FTC, the DOJ or any other governmental authority regarding any of the transactions contemplated hereby, (d) cooperate in connection with any filing under applicable Antitrust Law and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby, commenced by the FTC, the DOJ, any state attorney general or any other governmental authority pursuant to any applicable Antitrust Law, and (e) cooperate with each Seller and Purchaser and use commercially reasonable efforts to obtain all consents required to be obtained under applicable Antitrust Laws to permit the consummation of the transactions contemplated hereby, and with respect to all other filings any Seller or Purchaser elects to make or is required to make in connection with the transactions contemplated hereby. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Agreement shall require any Seller or any of its Affiliates to dispose of or make any change in any portion of its business or to incur any other similar burden to obtain any Governmental Approval.

ARTICLE 5

COVENANTS OF PURCHASER

5.1 Purchaser’s Efforts to Close. Purchaser shall use commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Sellers’ obligations under this Agreement to the extent that Purchaser’s action or inaction can control or influence the satisfaction of such conditions.

5.2 Confidentiality. Until Closing, Purchaser shall, and shall cause its employees, representatives and agents (including all parties to whom access is granted pursuant to Section 4.1) to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of Purchaser’s counsel, by other requirements of law, all Confidential Information, Purchaser shall not disclose the Confidential Information to any Person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser, and Purchaser shall not use the Confidential Information other than as is reasonably necessary or appropriate in connection with the transactions contemplated by this Agreement or to the detriment of any Seller or any Related Person; provided, however, that the foregoing shall not limit in any way any rights of Purchaser under any other provision hereof or the enforcement by Purchaser of any of its legal rights or claims. For the purposes hereof, “Confidential Information” shall mean (i) all information of any kind concerning Sellers or the business of the Facilities and existing or relating to any period prior to the Effective Time, except information (A) ascertainable or obtained from public or published information, (B) received from a third party that is not known by Purchaser to be under an obligation to any Seller or any Affiliate of any Seller to keep such information confidential, (C) which is or becomes known to the public (other than through a breach of this Agreement), or (D) which was in Purchaser’s possession prior to disclosure thereof to Purchaser in connection herewith, and (ii) all “Individually Identifiable Health Information,” as such term is defined in 45 C.F.R. §160.102, of patients and others receiving services from the Facilities to the extent relating to any time prior to the Effective Time. In the event of any termination of this Agreement, Purchaser shall, in addition to complying with this Section 5.2, return to the Seller Representative any and all such Confidential Information (including all notes, memoranda, written or electronic records relating to the same (without maintaining copies thereof) and Individually Identifiable Health Information in Purchaser’s possession without retaining copies thereof. Notwithstanding the foregoing or Section 12.8, Purchaser shall have the right to issue a press release announcing the execution of this Agreement and the Lighthouse Purchase Agreement, which press release shall be in form and substance reasonably satisfactory to the Seller Representative.

5.3 Waiver of Bulk Sales Law Compliance. Subject to Section 10.2(f), Purchaser hereby waives compliance by Sellers with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which any of the Assets are located and all other similar laws applicable to bulk sales and transfers.

5.4 Required Approvals; Other Actions. Between the Execution Date and the consummation of the Closing, Purchaser shall (a) make as promptly as practicable all filings required by applicable law to be made by it or any of its Affiliates in order to consummate the transactions contemplated hereby (including making all filings and submissions under any applicable Antitrust Laws), (b) comply at the earliest practicable date with any request for additional information or documentary material (or any similar request for information and/or documents) respectively received by Purchaser or any Seller, or any of their respective Affiliates, from the FTC, the Antitrust Division of the DOJ, or any other governmental authority pursuant to any applicable Antitrust Law in connection with the transactions contemplated hereby, (c) promptly inform the Seller Representative of any material communication made by Purchaser to, or received by Purchaser from, the FTC, the DOJ or any other governmental authority regarding any of the transactions contemplated hereby, (d) cooperate in connection with any filing under applicable Antitrust Law and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby, commenced by the FTC, the DOJ, any state attorney general or any other governmental authority pursuant to any applicable Antitrust Law, and (e) cooperate with Sellers and use commercially reasonable efforts to obtain all consents required to be obtained under applicable Antitrust Laws to permit the consummation of the transactions contemplated hereby, and with respect to all other filings any Seller or Purchaser elects to make or is required to make in connection with the transactions contemplated hereby. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Agreement shall require Purchaser or any of its Affiliates to dispose of or make any change in any portion of its business or to incur any other similar burden to obtain any Governmental Approval.

5.5 Financing. Immediately upon the execution of this Agreement, Purchaser shall diligently pursue and use its commercially reasonable efforts to obtain financing from one or more third parties in an aggregate amount sufficient to enable Purchaser to meet its obligation to pay the Purchase Price pursuant to this Agreement and the Lighthouse Purchase Agreement on or before December 21, 2005.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

Sellers’ obligation to sell the Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions at or prior to the Closing except to the extent specifically waived in writing by the Seller Representative in whole or in part at or prior to the Closing:

6.1 Accuracy of Representations and Warranties. Each representation and warranty of Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

6.2 Purchaser’s Performance. Each covenant and obligation that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

6.3 Governmental Authorizations. Purchaser and Sellers shall have obtained for the benefit of Purchaser all material licenses, permits, approvals, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement. All waiting periods, and any extensions thereof, applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

6.4 Other Consents. All consents, waivers, and approvals listed on Schedule 6.4 shall have been obtained and be in full force and effect.

6.5 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claim or Proceeding shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

6.6 Signing and Delivery of Instruments. Subject to Section 12.3(b), Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered by it pursuant to Section 1.10.

6.7 Simultaneous Closing Under Lighthouse Purchase Agreement. The closing of the transactions contemplated by the Lighthouse Purchase Agreement shall be consummated simultaneously with the Closing hereunder.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Purchaser’s obligation to purchase the Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions at or prior to the Closing except to the extent specifically waived in writing by Purchaser in whole or in part at or prior to the Closing:

7.1 Accuracy of Representations and Warranties. Each representation and warranty of any Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made giving effect to any supplement to the Disclosure Schedules delivered to Purchaser at or prior to Closing. In addition, for purposes of this Section 7.1, each of the representations and warranties in Sections 2.2 and 2.4, and each of the representations and warranties of any Seller in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the time of the Closing as if then made giving effect to any supplement to the Disclosure Schedules delivered to Purchaser at or prior to Closing.

7.2 Seller’s Performance. Each covenant and obligation that any Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

7.3 Governmental Authorizations. Purchaser and Sellers shall have obtained all material licenses, permits, approvals, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement and the operation of the Facilities by Purchaser after the Closing. All waiting periods, and any extensions thereof, applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

7.4 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claim or Proceeding shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

7.5 Required Consents. All Contract and Lease Consents shall have been received or obtained in form and substance reasonably satisfactory to Purchaser without the imposition of any unreasonable burdens or conditions materially adverse to Purchaser and shall be in full force and effect, unless (a) Sellers shall have provided to Purchaser the benefit of such arrangements without the consent of such third party and in a manner reasonably satisfactory to Purchaser or (b) the absence of such consent would not have a Material Adverse Effect upon any Seller or Facility, or adversely affect in any material respect Purchaser or the operation of any Facility by Purchaser after the Closing in light of Section 9.3. Notwithstanding the immediately preceding sentence, those certain Contract and Lease Consents, consents, waivers and approvals listed on Schedule 7.5 shall have been obtained in form and substance reasonably satisfactory to Purchaser without the imposition of any unreasonable burdens or conditions materially adverse to Purchaser and shall be in full force and effect.

7.6 No Material Adverse Change. There shall not have been any Material Adverse Change with respect to any Seller or Facility subsequent to the Execution Date.

7.7 Disclosure Schedules. Sellers shall have updated the Disclosure Schedules in accordance with the requirements of Section 4.8 hereof.

7.8 Real Property Title Matters.

(a) Purchaser shall have received a pro forma A.L.T.A. extended Owner’s Title Policy with respect to each parcel of the Real Property (collectively, the “Title Policies”) issued to Purchaser covering the Real Property in the amount of the full insurable value of such parcel of the Real Property, and which contains such endorsements as are customary and reasonable in the counties where such parcel of the Real Property is located and no exceptions other than the Permitted Encumbrances, and which is reasonably satisfactory to Purchaser in all respects.

(b) Sellers shall have delivered full and complete releases in recordable form of the Liens listed in Schedule 7.8(b) (or a commitment from such lenders to deliver releases upon receipt of payment in full of the debt secured), and Sellers shall have satisfied or complied with all of the requirements and other matters set forth in Schedule B-Sections 1 and 2 of the Title Commitments which are identified to be satisfied or complied with by any Seller.

7.9 Milestones Program Agreement. Sellers shall have obtained an amendment, in form and substance reasonably satisfactory to Purchaser, to that certain Management Services Agreement dated as of March 10, 2005, by and between Focus FL and Milestones In Recovery, Inc., which amendment shall (a) permit the assignment of such agreement to Purchaser or its Designee, and (b) amend such agreement so that nothing therein shall restrict Purchaser, its Designee or any of their respective Affiliates (as the assignee of Focus F1 under such agreement after Closing) from owning or operating any eating disorder program at any facility owned or operated by any of them so long as such eating disorder program is not similar to the Milestones Residential Treatment Program provided by Milestones In Recovery, Inc. pursuant to the Management Services Agreement referred to above in this Section 7.9.

7.10 Facility Repairs. The Facility Repairs shall have been completed by Sellers to the reasonable satisfaction of Purchaser.

7.11 Delaware Remediation. The Delaware Remediation shall have been completed by Sellers to the reasonable satisfaction of Purchaser or Purchaser shall have received the credit against the Closing Purchase Price Payment as described in Section 4.10.

7.12 APE Contracts. Sellers shall have amended the Seller APE Leases to the reasonable satisfaction of Purchaser, such that effective as of the Effective Time, none of the Facility Workers will be leased to any Seller pursuant to such leases. Purchaser and APE shall have entered into an agreement, in form and substance reasonably satisfactory to Purchaser, for the lease of the Facility Workers by APE to Purchaser or its Designees commencing as of the Effective Time.

7.13 Signing and Delivery of Instruments. Each Seller shall have executed and delivered all documents, instruments and certificates required to be executed and delivered by it pursuant to Section 1.9.

7.14 Simultaneous Closing Under Lighthouse Purchase Agreement. The closing of the transactions contemplated by the Lighthouse Purchase Agreement shall be consummated simultaneously with the Closing hereunder.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of Purchaser and the Seller Representative;

(b) by Purchaser if a material breach of this Agreement has been committed by any Seller and such breach has not been (i) waived by Purchaser or (ii) cured by Sellers to the reasonable satisfaction of Purchaser within fifteen (15) business days after notice from Purchaser to the Seller Representative of a written notice which describes the nature of such breach;

(c) by the Seller Representative if a material breach of this Agreement has been committed by Purchaser and such breach has not been (i) waived by the Seller Representative or (ii) cured by Purchaser to the reasonable satisfaction of the Seller Representative within fifteen (15) business days after notice from the Seller Representative to Purchaser which describes the nature of such breach;

(d) by either Purchaser or the Seller Representative if the Lighthouse Purchase Agreement is terminated prior to the closing of the transactions contemplated thereby;

(e) by Purchaser if the Closing has not occurred on or before January 31, 2006, unless Purchaser is in material breach of this Agreement; or

(f) by the Seller Representative if the Closing has not occurred on or before December 21, 2005, unless any Seller is in material breach of this Agreement; provided, however, Purchaser may extend the December 21, 2005 date stated in this Section 8.1(f) to January 31, 2006 by delivering Three Hundred Thirty-Four Thousand Seven Hundred Fifteen Dollars ($334,715) (the “Extension Escrow Deposit”) by wire transfer to the Escrow Agent for deposit in escrow pursuant to the Execution Date Escrow Agreement prior to 5:00 p.m., Central time, on December 21, 2005.

8.2 Effect of Termination; Other Matters.

(a) Except as expressly provided below in this Section 8.2, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall be void and all obligations of the Parties under this Agreement shall terminate; provided, however, that the obligations in Section 5.2, this Section 8.2 and Article 12 (except for those in Section 12.13) shall survive any termination of this Agreement.

(b) Notwithstanding Section 8.2(a):

(i) If this Agreement is terminated pursuant to any provision of Section 8.1, Sellers shall be entitled to retain the LOI Deposit.

(ii) If (A) this Agreement is terminated (i) pursuant to Section 8.1(c), or (ii) pursuant to Section 8.1(d) as a result of termination of the Lighthouse Purchase Agreement pursuant to Section 8.1(c) of the Lighthouse Purchase Agreement, and (B) at the time of any such termination of this Agreement referred to in the preceding clause (A), (i) no Seller is in material breach of this Agreement and (ii) no Lighthouse Entity is in material breach of the

Lighthouse Purchase Agreement, then Sellers shall be entitled (x) to retain the LOI Deposit and (y) to receive a payment under the Execution Date Escrow Agreement of all escrow funds then held in escrow pursuant to the Execution Date Escrow Agreement.

(iii) If (A) this Agreement is terminated (i) pursuant to Section 8.1(e) solely because the condition set forth in Section 7.3 is not satisfied through no fault of any Seller and other than as a result of the failure to obtain any consent or approval relating to the HUD Loan and required in connection with the contemplated transfer of the Delaware Facility to Purchaser hereunder subject to the HUD Loan, or (ii) pursuant to Section 8.1(d) as a result of the termination of the Lighthouse Purchase Agreement pursuant to Section 8.1(e) of the Lighthouse Purchase Agreement solely because the condition set forth in Section 7.3 of the Lighthouse Purchase Agreement is not satisfied through no fault of any Lighthouse Entity, and (B) at the time of any such termination of this Agreement or the Lighthouse Purchase Agreement referred to in the preceding clause (A), (i) Purchaser has deposited the Extension Escrow Deposit in escrow pursuant to the Execution Date Escrow Agreement, (ii) no Seller is in material breach of this Agreement, and (iii) no Lighthouse Entity is in material breach of the Lighthouse Purchase Agreement, then Sellers shall be entitled (x) to retain the LOI Deposit and (y) to receive a payment under the Execution Date Escrow Agreement in an amount equal to the amount of the Extension Escrow Deposit.

(iv) If (A) this Agreement is terminated (i) pursuant to Section 8.1(f) solely because the condition set forth in Section 6.3 is not satisfied through no fault of any Seller and other than as a result of the failure to obtain any consent or approval relating to the HUD Loan and required in connection with the contemplated transfer of the Delaware Facility to Purchaser hereunder subject to the HUD Loan, or (ii) pursuant to Section 8.1(d) as a result of the termination of the Lighthouse Purchase Agreement pursuant to Section 8.1(f) of the Lighthouse Purchase Agreement solely because the condition set forth in Section 6.3 of the Lighthouse Purchase Agreement is not satisfied through no fault of any Lighthouse Entity, and (B) at the time of any such termination of this Agreement or the Lighthouse Purchase Agreement referred to in the preceding clause (A), (i) Purchaser has deposited the Extension Escrow Deposit in escrow pursuant to the Execution Date Escrow Agreement, (ii) no Seller is in material breach of this Agreement, and (iii) no Lighthouse Entity is in material breach of the Lighthouse Purchase Agreement, then Sellers shall be entitled (x) to retain the LOI Deposit and (y) to receive a payment under the Execution Date Escrow Agreement in an amount equal to the amount of the Extension Escrow Deposit.

(v) Except as otherwise required by clause (b)(ii), (b)(iii) or (b)(iv) of this Section 8.2, upon any termination of this Agreement pursuant to Section 8.1, all remaining escrow funds held in escrow pursuant to the Execution Date Escrow Agreement shall be paid to Purchaser.

(vi) If this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(c), Sellers or Purchaser, as the case may be, shall be liable for damages caused by such breach of this Agreement notwithstanding the return of escrow funds to Purchaser pursuant to clause (b)(v) of this Section 8.2. Notwithstanding the preceding provisions of this clause (b)(vi) or anything herein to the contrary, Sellers shall not be entitled to recover damages upon any termination of this Agreement covered by the preceding provisions of this clause (b)(vi) except to the extent that such aggregate damages suffered by all Sellers that would otherwise be recoverable by them pursuant to the terms of this clause (b)(vi) exceeds the sum of (A) the LOI Deposit and (B) the amount of escrow funds, if any, paid to Sellers pursuant to the Execution Date Escrow Agreement.

ARTICLE 9

POST-CLOSING MATTERS

9.1 Excluded Assets and Excluded Liabilities. Subject to Sections 9.4, 9.5 and 11.2, any asset, liability, remittance, mail or other communication that constitutes an Excluded Asset or an Excluded Liability (a) pursuant to the terms of this Agreement, (b) as otherwise determined by mutual written agreement of Purchaser and the Seller Representative, or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Purchaser, shall within five (5) business days following receipt by Purchaser be delivered by it to the Seller Representative. Except for such delivery obligation, Purchaser shall not have any right, title or interest in or obligation or responsibility with respect to such asset, liability, remittance, mail or communication except that pending delivery thereof to the Seller Representative Purchaser shall hold such asset in trust for the benefit of Sellers.

9.2 Preservation and Access to Records After the Closing.

(a) From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law (the “Document Retention Period”), Purchaser shall keep and preserve all medical records, patient records, medical staff records and other books and records which are among the Assets delivered to it as of the Effective Time, but excluding any books and records which are among the Excluded Assets. Purchaser will afford to the Seller Representative and its representatives, including its counsel and accountants, full and complete access to, and copies of, such records with respect to time periods prior to the Effective Time (including access to records of patients treated at the Facilities prior to the Effective Time) during normal business hours after the Effective Time, to the extent reasonably requested by Sellers for business purposes and all in such manner as not to unreasonably interfere with the operations of the Facilities. After the expiration of the Document Retention Period, if Purchaser intends to destroy or otherwise dispose of any of the documents covered by this Section 9.2(a), Purchaser shall provide written notice to the Seller Representative of Purchaser’s intention no later than forty-five (45) days prior to the date of such intended destruction or disposal. During such forty-five (45) day period, the Seller Representative shall have the right, at Sellers’ sole cost, to take possession of such documents to be destroyed or disposed of by Purchaser. To the extent the Seller Representative does not take possession of such documents during such forty-five (45) day period, Purchaser shall be free to destroy or otherwise dispose of such documents upon the expiration of such forty-five (45) day period. The confidentiality obligations of Section 5.2 applicable to Purchaser shall apply to the Seller Representative (and its representatives) and Sellers with respect to access to and use of Purchaser’s books and records pursuant to this Section, except that such obligations do not expire at Closing.

(b) Purchaser and its representatives shall be given access by Sellers during normal business hours to the extent reasonably needed by Purchaser for business purposes to all documents, records, correspondence, work papers and other documents retained by Sellers pertaining to any of the Assets or with respect to the operation of the Facilities prior to the Effective Time, all in such manner as to not interfere unreasonably with Sellers’ business.

9.3 Provision of Benefits of Contracts and Leases. If, as of the Effective Time, Sellers have not obtained a required Contract and Lease Consent or Purchaser is unable to enter into a new third-party contract with respect to such Contract or Lease, and the Closing is nevertheless consummated, then (i) such Contract or Lease shall not be assigned to Purchaser as part of the Assets, and the Assumed Liabilities shall not include such Contract or Lease or any liability or obligation arising thereunder, (ii) until such Contract and Lease Consent is obtained or a new third-party contract is obtained, Sellers shall use reasonable commercial efforts to provide Purchaser the benefits of such Contract or Lease only with respect to the applicable Facility and cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and (iii) from and after Closing, Purchaser shall use reasonable commercial efforts to perform, on behalf of Sellers, the obligations of the applicable Seller thereunder or in connection therewith for so long as Purchaser is receiving the benefits thereof as contemplated by the preceding clause (ii), limited to those obligations of the applicable Facility thereunder that arise after the Effective Time, but only to the extent that such action would not result in a material default under the applicable Contract or Lease and such obligation would have been an obligation of Purchaser had it received the required Contract and Lease Consent with respect to such Contract or Lease or had it entered into a new third-party contract on substantially similar terms as the applicable Contract or Lease.

9.4 Misdirected Payments, Etc. Subject to Section 9.5, after Closing, Sellers and Purchaser covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to any Seller or any Facility resulted in an overpayment or other determination that funds previously paid by any program or plan to any Seller or any Facility must be repaid, Sellers shall be solely responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered at or prior to the Effective Time and Purchaser shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered at the Facilities after the Effective Time. In the event that, following the Effective Time, Purchaser suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Purchaser, relating to amounts owing under any such programs by any Seller or any of its Affiliates and not included as Current Liabilities in the Closing Date Net Assets Calculation, Sellers shall promptly upon demand from Purchaser pay to Purchaser the amounts so billed or offset. In the event that, following the Effective Time, any Seller suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to such Seller, relating to amounts owing under any such programs by Purchaser or any of its Affiliates and not relating to any act or occurrence at or prior to the Effective Time, Purchaser shall promptly upon demand from the Seller Representative pay to Sellers the amounts so billed or offset. Any remittances or payments to be made by Purchaser to any Seller pursuant to this Section 9.4 shall be made to the Seller Representative for further delivery by the Seller Representative to the Seller or Sellers entitled thereto.

9.5 Government Receivables. Subject to the provisions of this Section 9.5, after the Closing, Purchaser hereby agrees to attempt to collect on Sellers’ behalf, and at no cost to Sellers, Sellers’ Government Receivables attributable to the Facilities that are payable with respect to the period prior to the Effective Time other than Government Receivables described in

Section 1.3(l). Sellers hereby appoint Purchaser, and Purchaser agrees to act, as Sellers’ collection agent with respect to such Government Receivables of Sellers. On or before the Closing Date, Sellers shall establish, at their expense, a bank account at a financial institution selected by Sellers and after the date hereof Purchaser, as agent for Sellers, shall deposit in such account cash, checks, drafts or other similar items of payment received by Purchaser on such Government Receivables. As and when requested by Purchaser, Sellers shall pay to Purchaser in immediately available funds all collected funds received as payment on such Government Receivables collected by Purchaser pursuant to this Section 9.5. Further, Sellers shall promptly remit to Purchaser all payments on any such Government Receivables received by any Seller. Purchaser shall apply to the collection of Sellers’ Government Receivables pursuant to this Section 9.5 the level of diligence, effort and resources that Purchaser ordinarily and customarily applies in the collection of its own accounts receivable; provided, however, that (a) Purchaser does not guarantee the extent to which any Government Receivables will be collected, (b) Purchaser shall not be required to institute any legal or other proceedings to collect any such Government Receivables, (c) Purchaser shall not be obligated to incur any costs and expenses payable to third parties in any such collection efforts, and (d) the methods of collecting such Government Receivables shall at all times be within the reasonable discretion of Purchaser and in accordance in all material respects with applicable law.

9.6 Termination Cost Reports. Sellers shall file with Government Programs and third-party payors any cost reports relating to periods ending on or before the Effective Time or required to be filed as a result of the consummation of (a) the transfer of the Assets to Purchaser and (b) the transactions contemplated by this Agreement (the “Seller Cost Reports”). All such Seller Cost Reports shall be filed by Sellers in a manner that is consistent with applicable Legal Requirements. Sellers shall provide Purchaser with a reasonable opportunity to review such reports before filing.

9.7 Change of Sellers’ Name. Not later than thirty (30) days after the Closing Date, each Seller shall change its corporate name to a name which does not include any of the words “Focus,” “Lighthouse,” “Meadowood” or “Jedburg;” provided, however, that Sellers shall not be required to change the name of Focus Healthcare of Tennessee, LLC (but such name may only be used following the Closing in connection with the operation of the behavioral health facility operated by Focus Healthcare of Tennessee, LLC at the Execution Date and located in Chattanooga, Tennessee).

9.8 Other Actions.

(a) Sellers shall pay and perform, or make adequate provision for the payment and performance of, as and when due, all Excluded Liabilities and other liabilities and obligations of Sellers under this Agreement. Purchaser shall pay and perform and make adequate provision for the payment and performance of, as and when due, all Assumed Liabilities and other liabilities and obligations of Purchaser under this Agreement.

(b) On or before the Closing Date, Sellers shall remove all Excluded Assets from all Facilities and other Real Property or leased real property to be acquired or occupied by Purchaser hereunder. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Purchaser and any disruption of the business operations to be conducted by Purchaser after the Closing. The cost to repair any damage to the Assets or to the Facilities or other properties resulting from such removal shall be paid by Sellers to Purchaser at the Closing. If Sellers fail to remove the Excluded Assets as required by this Section, Purchaser, subsequent to providing the Seller Representative with notice and the reasonable opportunity to remove such Excluded Assets, shall have the right, but not the obligation, (a) to remove the Excluded Assets at Sellers’ sole cost and expense, (b) to store the Excluded Assets and to charge Sellers all storage costs associated therewith, (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property, or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Sellers shall promptly reimburse Purchaser for all costs and expenses incurred by Purchaser in connection with any Excluded Assets not removed from the Facilities by Sellers on or before the Closing Date.

(c) Each Party shall cooperate with the other and its counsel in the contest or defense of, and make available to the other Party each Party’s personnel and provide any testimony and reasonable access to each Party’s books and records in connection with, any Proceeding involving or relating to (a) any transaction contemplated hereby or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving any Party or any business, asset or activity of any Party.

(d) Purchaser and the appropriate Seller (and/or its Affiliates) shall use commercially reasonable efforts to negotiate, execute and deliver a Transition Services Agreement, in form and substance reasonably satisfactory to Purchaser and the Seller Representative, pursuant to which Purchaser will provide Sellers with VPN access to the servers listed in Schedule 1.2(b) and associated software, and to the data associated therewith to the extent relating exclusively to the operations of the behavioral health facilities subject to the Right of First Refusal Agreements, for a period of one hundred eighty (180) days following the Effective Time.

(e) Sellers, at their sole expense, shall pay, as and when due, all costs payable to or required by HUD or the lender of the HUD Loan in connection with the granting of approval or consent by HUD or such lender to the transfer of the Delaware Facility to Purchaser hereunder subject to the HUD Loan.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

10.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, or the certificates, writings and instruments delivered pursuant to Section 1.9 or Section 1.10 (including the Bills of Sale and the Limited Warranty Deeds) shall survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 10.5.

10.2 Indemnification and Reimbursement by Sellers. Each Seller, jointly and severally, shall indemnify and hold harmless Purchaser and each Designee, if any (collectively, the “Purchaser Indemnified Persons”), against, and shall reimburse the Purchaser Indemnified Persons for, any loss, liability, claim, demand, obligation, judgment, damage, cost, fee, expense (including reasonable attorneys’ fees and expenses), penalties or fines, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any breach of any representation or warranty made by any Seller in (i) this Agreement, (ii) the Disclosure Schedules, as supplemented at or prior to Closing pursuant to Section 4.8, (iii) the certificates delivered pursuant to Section 1.9(f) (for this purpose, each such certificate will be deemed to have stated that each Seller’s representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date after giving effect to any supplement to the Disclosure Schedules delivered to Purchaser pursuant to Section 4.8 at or prior to Closing), (v) any transfer instrument, or (vi) any other certificate, writing or instrument delivered by any Seller pursuant to Section 1.9;

(b) any breach of any covenant or obligation of any Seller in this Agreement or in any certificate, writing or instrument delivered by any Seller pursuant to Section 1.9;

(c) the ownership or operation of any of the Assets, or any act or omission of any Seller, prior to the Effective Time, other than the Assumed Liabilities;

(d) any claim of any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by such Person with any Seller (or any Person acting on behalf of any Seller) in connection with any of the transactions contemplated by this Agreement;

(e) subject to the provisions of Section 12.9 regarding sales or transfer taxes, all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by any Legal Requirement;

(f) any noncompliance with any bulk sales laws or fraudulent transfer law in respect of the transactions contemplated hereby;

(g) any liability under the WARN Act or any similar Legal Requirement that may result from an “Employment Loss,” as defined by 29 U.S.C. § 2101(a)(6), caused by any action of any Seller at or prior to the Closing;

(h) any Plan adopted, established or maintained by any Seller;

(i) any Excluded Assets; or

(j) any Excluded Liabilities.

10.3 Indemnification and Reimbursement by Purchaser. Purchaser shall indemnify and hold harmless Sellers against, and shall reimburse Sellers for, any Damages arising from or in connection with:

(a) any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate, writing or instrument delivered by Purchaser pursuant to Section 1.10;

(b) any breach of any covenant or obligation of Purchaser in this Agreement or in any certificate, writing or instrument delivered by Purchaser pursuant to Section 1.10;

(c) any claim of any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by such Person with Purchaser (or any Person acting on Purchaser’s behalf) in connection with any of the transactions contemplated by this Agreement;

(d) any Assumed Liabilities;

(e) the ownership and operation of the Assets or the Facilities subsequent to the Effective Time, other than Excluded Liabilities; or

(f) any liability under the WARN Act or any similar Legal Requirement that may result from an “Employment Loss,” as defined by 29 U.S.C. § 2101(a)(6), caused by any action of Purchaser.

10.4 Limitations On Amount.

(a) Sellers shall have no liability with respect to claims under Section 10.2(a) until the total of all Damages with respect to all such matters exceeds Two Hundred Thousand Dollars ($200,000) and then only for the amount by which such Damages exceed Two Hundred Thousand Dollars ($200,000). The maximum aggregate liability of Sellers to Purchaser with respect to claims under Section 10.2(a) shall not exceed the sum of (i) Twelve Million Nine Hundred Thousand Dollars ($12,900,000) plus (ii) twenty percent (20%) of the aggregate amount of the Current Liabilities included in the Closing Date Net Assets Calculation. Notwithstanding the foregoing, this Section 10.4(a) will not apply to any claims based on fraud.

(b) Purchaser will have no liability with respect to claims under Section 10.3(a) until the total of all Damages with respect to all such matters exceeds Two Hundred Thousand Dollars ($200,000) and then only for the amount by which such Damages exceed Two Hundred Thousand Dollars ($200,000). Notwithstanding the foregoing, this Section 10.4(b) will not apply to any claims based on fraud.

10.5 Limitations.

(a) Subject to Section 10.5(e), if the Closing occurs, Sellers will have liability under this Agreement (other than with respect to any claim based on fraud, or any claim arising from or in connection with or relating to any of the Excluded Liabilities or any breach of any of the Specified Representations, it being agreed that any such claim may be brought at any time prior to the expiration of the applicable statute of limitations), only if on or before the one year anniversary of the Closing Date, a Purchaser Indemnified Person notifies the Seller Representative of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Purchaser Indemnified Person.

(b) Subject to Section 10.5(e), if the Closing occurs, Purchaser will have liability under this Agreement (other than with respect to any claim based on fraud, or any claim arising from or in connection with any of the Assumed Liabilities, it being agreed that any such claim may be brought at any time prior to the expiration of the applicable statute of limitations), only if on or before the one year anniversary of the Closing Date, the Seller Representative notifies Purchaser of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by any Seller.

(c) All indemnification payments pursuant to this Article 10 shall be paid by the indemnifying party net of any net Tax benefits or insurance benefits that are actually received by the Party indemnified hereunder with respect to the claim in question (taking into account any tax or other consequences arising from the payment of the claim, the receipt of the indemnification payment, or the receipt of any insurance benefits).

(d) Notwithstanding anything to the contrary contained in this Article 10, Sellers shall have no obligation to make any payments to any Purchaser Indemnified Person pursuant to Section 10.2 (other than from the escrow account established pursuant to the Closing Date Escrow Agreement) unless and until the escrow account established pursuant to the Closing Date Escrow Agreement shall be exhausted by (i) distributions or payments made under the Closing Date Escrow Agreement, (ii) the amount of claims made by Purchaser under the Closing Date Escrow Agreement pending resolution thereunder, or (iii) any combination of the matters referred to in the preceding clause (i) or (ii).

(e) Except for (i) post-closing covenants contained in Section 4.4, Article 9, Article 11 or Article 12 hereof, (ii) obligations pursuant to the Closing Date Escrow Agreement, the Noncompetition Agreements, or the Right of First Refusal Agreements, and (iii) claims based on fraud, in each case as to which the limitations in Sections 10.5(a), 10.5(b), and 10.5(d) shall not apply and as to which the Parties shall have all remedies available to them at law or in equity, if the Closing occurs, the sole and exclusive remedy of the parties hereto for any breach or nonperformance of any provision of this Agreement shall be the indemnification provided by this Article 10.

(f) Notwithstanding any other provision contained herein to the contrary, no Purchaser Indemnified Person or Seller shall be entitled to indemnification under Section 10.2(a) or Section 10.3(a) for Damages arising from or in connection with a breach of a representation or warranty if such Indemnified Person had actual knowledge of such breach at any time on or before the Closing.

10.6 Escrow. Upon notice to the Seller Representative specifying in reasonable detail the basis therefor, Purchaser may give notice under the Closing Date Escrow Agreement of a claim in such amount to which any Purchaser Indemnified Person may be entitled under this Article 10. The failure to give a notice of a claim under the Closing Date Escrow Agreement will not constitute an election of remedies or limit any Purchaser Indemnified Person in any manner in the enforcement of any other remedies that may be available to it.

10.7 Third-Party Claims.

(a) Promptly after receipt by a Seller or a Purchaser Indemnified Person entitled to indemnity under Section 10.2 or 10.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person proves that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person, at its sole cost and expense, shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. Notwithstanding the assumption of defense by the Indemnifying Person, the Indemnified Person may, at its sole cost and expense, file any motion, answer or other pleadings that the Indemnified Person may deem necessary or appropriate to protect its interests or those of the Indemnifying Person and which is not prejudicial, in the reasonable judgment of the Indemnifying Person, to the Indemnifying Person. If requested by the Indemnifying Person, the Indemnified Person agrees, at the sole cost and expense of the Indemnifying Person, to cooperate with the Indemnifying Person and its counsel in contesting any Third-Party Claim that the Indemnifying Person assumes the defense of and elects to contest, or, if appropriate and related to the Third-Party Claim in question, in making any counterclaim against the Person asserting the Third-Party Claim, or any cross-complaint against any Person (other than the Indemnified Person or any of its Affiliates). The Indemnified Person may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Person pursuant to this Section 10.7(b), and except as specifically provided in this Section 10.7(b), the Indemnified Person will bear its own costs and expenses with respect to such participation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s written consent unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claim effected without its written consent.

(c) Notwithstanding the provisions of Section 10.7(b), if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or any of its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any compromise or settlement of any Third-Party Claim so defended for the purposes of this Agreement if such compromise or settlement is effected without its written consent (which may not be unreasonably withheld).

(d) If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, or if the Indemnifying Person gives such a notice but fails to prosecute diligently or settle the Third-Party Claim, then the Indemnified Person will have the right to defend, at the sole cost and expense of the Indemnifying Person, the Third-Party Claim by all appropriate proceedings. In such event, the Indemnified Person will have full control of such defense and proceedings, including any compromise or settlement thereof, and the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person; provided, however, that if requested by the Indemnified Person, the Indemnifying Person agrees, at the sole cost and expense of the Indemnifying Person, to cooperate with the Indemnified Person and its counsel in contesting any Third-Party Claim which the Indemnified Person is contesting, or, if appropriate and related to the Third-Party Claim in question, in making any counterclaim against the Person asserting the Third-Party Claim, or any cross-complaint against any Person (other than the Indemnifying Person or any of its Affiliates).

(e) Each Party consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on any Party with respect to such a claim anywhere in the world.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 10: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such other Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense except as specifically provided in this Section 10.7) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

10.8 Other Claims. Subject to Section 10.5(d), a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.

ARTICLE 11

TAX AND COST REPORT MATTERS

11.1 Tax Matters; Allocation of Purchase Price.

(a) Sellers shall promptly after the Closing prepare and file all Tax Returns and other reports and returns required by any Legal Requirement relating to any Seller or any business, asset, or activity of any Seller, to and including the Effective Time.

(b) After the Closing Date, the Parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities with respect to the operation of the Facilities or ownership of the Assets for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The Parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting Party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters.

(c) The Seller Representative and Purchaser shall cooperate in the preparation of a joint schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for purposes of this Section, any other consideration paid by Purchaser for the Assets and any Assumed Liabilities), among the Assets. Sellers and Purchaser each agree to file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule. Sellers and Purchaser each agree to provide the other promptly with any other information required to complete the Allocation Schedule. If, however, the Seller Representative and Purchaser are unable to complete such schedule on or before the Final Net Assets Settlement Date, or by such later date as may agreed upon by the Seller Representative and Purchaser, each of Sellers and Purchaser may file IRS Form 8594, and any federal, state, local and foreign tax returns, allocating the Purchase Price (as defined for purposes of this Section) among the Assets in the manner each believes appropriate, provided such allocation is reasonable and in accordance with Section 1060 of the Code and the regulations thereunder.

(d) Sellers and Purchaser shall cooperate with each other, and shall cause their respective representatives and attorneys to cooperate with each other, in obtaining any tax clearance certificates or similar documentation necessary for avoiding Tax withholding with respect to the payment of the Purchase Price or the assumption of the Assumed Liabilities. Purchaser shall be entitled to withhold amounts from the Purchase Price and pay such amounts over to applicable tax authorities as required under applicable Tax laws, and any such withholding tax payments shall be deemed to be a payment to Sellers in accordance with the requirements of this Agreement. Sellers shall indemnify Purchaser and hold Purchaser harmless for any liability of Purchaser for any amount that was required to be withheld from the Purchase Price with respect to any Tax of any Seller and that was not so withheld.

11.2 Cost Report Matters.

(a) Purchaser shall forward to the Seller Representative any and all correspondence received by Purchaser relating to the Seller Cost Reports or rights to settlements and retroactive adjustments on Seller Cost Reports (“Agency Settlements”), within ten (10) business days of receipt by Purchaser. Purchaser shall not reply to any such correspondence without the Seller Representative’s written approval. Within ten (10) business days after receipt by Purchaser, Purchaser shall remit or forward to the Seller Representative any receipts relating to the Seller Cost Reports or the Agency Settlements and any demand for payments. Sellers shall retain all rights to Seller Cost Reports including any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and Seller Cost Reports.

(b) Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Sellers in regard to (i) the preparation, filing, handling, and appeals of Seller Cost Reports, and (ii) any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement. Such cooperation shall include the providing of statistics and obtaining files at the Facilities and the coordination with the Seller Representative pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Entire Agreement. This Agreement (including the first paragraph and the Recitals, and the Disclosure Schedules, Exhibits and other documents referred to in this Agreement, all of which are incorporated herein as integral parts of this Agreement) contains the entire understanding between Sellers and Purchaser with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between Sellers and Purchaser with respect to such subject matter (including the Letter of Intent, and any confidentiality agreement between Purchaser and any Seller). The Parties agree that the Escrow Agreements, the Noncompetition Agreements and the Right of First Refusal Agreements shall survive the execution and delivery of this Agreement and the consummation of the Closing.

12.2 Further Assurances. The Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

12.3 Assignments, Successors and No Third Party Rights.

(a) Subject to Section 12.3(b), no Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of (i) the successors and permitted assigns of the Parties, and (ii) any Designee. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor, permitted assignee or Designee pursuant to this Section 12.3.

(b) Notwithstanding anything herein to the contrary:

(A) Purchaser may (i) assign any of its rights or delegate any of its duties under this Agreement to any one or more subsidiaries that are wholly-owned, directly or indirectly, by Purchaser, or (ii) at or prior to Closing, designate one or more of such subsidiaries as the entity to acquire some or all of the Assets or assume some or all of the Assumed Liabilities (any such subsidiary to whom such an assignment, delegation or designation is made, a “Designee”); and in the event of any such assignment, delegation or designation by Purchaser, the term “Purchaser,” as used herein, shall include such Designee or Designees as appropriate in connection with the nature and extent of such assignment, delegation or designation. No such assignment, delegation or designation by Purchaser shall relieve Purchaser from any of its obligations hereunder in the event of any Designee’s breach or failure to perform any of the matters assigned or delegated to it; and

(B) Purchaser may collaterally assign its rights under this Agreement to any financial institution providing financing to Purchaser.

12.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas as applied to contracts made and to be performed entirely within the State of Texas and without regard to conflicts-of-laws principles that would require the application of any other law. The Parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any other jurisdiction shall apply to such dispute; and the Parties hereby covenant that they shall assert no such claim in any dispute arising under or in connection with this Agreement or the transactions contemplated hereby.

12.5 Amendments. This Agreement may not be amended, supplemented or otherwise modified other than by a written agreement signed by or on behalf of the Party to be charged with such amendment, supplement or modification.

12.6 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number or Person as a Party may designate by notice to the other Parties):

If to any Seller, to the
Seller Representative:	Byron DeFoor
c/o Focus Healthcare, LLC
7201 Shallowford Road, Suite 200
Chattanooga, TN 37421
Facsimile No.: (423) 308-1844

With a copy to:	Hugh Sharber
Miller & Martin PLLC
Suite 1000, Volunteer Building
832 Georgia Avenue
Chattanooga, TN 37402
Facsimile No.: (423) 785-8480

If to Purchaser:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: President
Facsimile No.: (972) 420-4060

With copies to:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: General Counsel
Facsimile No.: (972) 420-7789

Strasburger & Price, L.L.P.
901 Main Street, Suite 4400
Dallas, Texas 75202
Attention: Patrick Owens, Esq.
Facsimile No.: (214) 651-4330

12.7 Headings. The section and other headings contained in this Agreement, including the Disclosure Schedules and Exhibits, are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement, including the Disclosure Schedules and Exhibits.

12.8 Confidentiality and Publicity. Without the prior written consent of the Purchaser (in the case of a proposed disclosure by any Seller) or the Seller Representative (in the case of a proposed disclosure by Purchaser), neither Purchaser nor any Seller shall discuss with, or provide to, any third party (except for such disclosing Party’s attorneys, accountants, directors, officers and employees, the directors, officers and employees of any Affiliate of any Party hereto, and other consultants and professional advisors) any non-public information contained in or related to this Agreement or concerning this transaction, except: (a) Purchaser and Sellers shall each be permitted to provide a copy of this Agreement, or provide information herein or a description thereof, to applicable governmental or administrative authorities as reasonably required or necessary, (b) as reasonably necessary to obtain any consents or approvals required hereunder to be obtained, (c) as required in governmental filings or judicial, administrative or arbitration proceedings, (d) pursuant to public announcements made with the prior written approval of the Seller Representative and Purchaser, or (e) as otherwise required by applicable law.

12.9 Expenses and Attorneys’ Fees. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall bear and pay its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of their respective attorneys, accountants, advisors, agents and other representatives. Purchaser shall pay the following: (a) all costs of surveys of the Real Property ordered by Purchaser, (b) all costs of any environmental surveys of any of the Real Property ordered by Purchaser, and (c) all filing fees under the HSR Act in connection with the transactions contemplated hereby. All sales or transfer Taxes, recording charges and escrow fees in connection with the conveyance of the Assets shall be paid one-half by Sellers and one-half by Purchaser. All fees or costs due to any lender of any Seller, if any, in order to secure any necessary consents or releases in connection with the consummation of the transactions contemplated herein shall be paid by Sellers. Sellers shall pay one-half and Purchaser shall pay one-half of all amounts payable to any title company in respect of any of the Title Commitments, copies of exceptions and the Title Policies, including reasonable premiums (including premiums for endorsements) and search fees; provided, however, that notwithstanding anything in this sentence to the contrary, Sellers’ liability with respect to premiums for the Title Policies shall not exceed $.50 per $1,000 of the total amount insured pursuant to such Title Policies. Notwithstanding the foregoing, Purchaser shall be solely responsible for all costs, fees or endorsements with respect to any mortgagee Title Policies required by any creditor or lender of Purchaser, the cost of which shall be based upon the lower simultaneous issue premium. Sellers shall pay one-half and Purchaser shall pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreements. If this Agreement is terminated, the obligation of any Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by any other Party. If any action is brought by any Seller or Purchaser to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover its court costs and reasonable attorneys’ fees from the other such Party (from Purchaser or Sellers, as the case may be).

12.10 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to Persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.11 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12.12 Seller Obligations. The liability of each Seller hereunder shall be joint and several with each other Seller. Where in this Agreement provision is made for any action to be taken or not taken by any Seller, Sellers jointly and severally undertake to cause each Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, each Seller shall be jointly and severally liable with each other Seller for the indemnities set forth in Article 10.

12.13 Enforcement. Sellers acknowledge and agree that Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.14 Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement, (d) the subsequent acceptance of performance hereunder by a Party shall not be deemed to be a waiver of any preceding breach by any other Party of any term, covenant or condition of this Agreement, other than the failure of such other Party to perform the particular duties so accepted, regardless of the accepting Party’s knowledge of such preceding breach at the time of acceptance of such performance, and (e) the waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

12.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the Execution Date.

SELLERS:

FOCUS HEALTHCARE, LLC,		FOCUS HEALTHCARE OF OHIO, LLC,
a California limited liability company		a Delaware limited liability company

By:	/S/ BYRON DEFOOR	By:	/S/ BYRON DEFOOR
Name:	Byron DeFoor	Name:	Byron DeFoor
Title:	Manager	Title:	Manager

FOCUS HEALTHCARE OF DELAWARE, LLC,		DELAWARE INVESTMENT ASSOCIATES, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/S/ BYRON DEFOOR	By:	/S/ BYRON DEFOOR
Name:	Byron DeFoor	Name:	Byron DeFoor
Title:	Manager	Title:	Manager

FOCUS HEALTHCARE OF FLORIDA, LLC,		HIGHPOINT INVESTMENT ASSOCIATES, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/S/ BYRON DEFOOR	By:	/S/ BYRON DEFOOR
Name:	Byron DeFoor	Name:	Byron DeFoor
Title:	Manager	Title:	Manager

FOCUS HEALTHCARE OF GEORGIA, LLC,
a Georgia limited liability company

By:	/S/ BYRON DEFOOR
Name:	Byron DeFoor
Title:	Manager

PURCHASER:

HORIZON HEALTH CORPORATION

By:	/S/ DAVID K. WHITE
Name:	David K. White
Title:	President

Signature Page 1

ACCEPTANCE AND AGREEMENT OF SELLER REPRESENTATIVE

The undersigned, being the Seller Representative designated in Section 1.14 of the foregoing Asset Purchase Agreement (Focus), agrees to serve as the Seller Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto. This Acceptance and Agreement is executed and delivered as of the Execution Date.

/S/ BYRON DEFOOR
Name:	Byron DeFoor

Signature Page 2